Subject to completion, dated May 11, 2009	Filed pursuant to Rule 424(b)(5) Registration No. 333-159110
The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus supplement
To prospectus dated May 11, 2009

9,500,000 shares of common stock of Energizer Holdings, Inc.

We are offering 9,500,000 shares of our common stock, par value $.01 per share.

Our common stock is listed on the New York Stock Exchange under the symbol “ENR”. On May 8, 2009, the closing price of our common stock on the New York Stock Exchange was $56.48 per share.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds to Energizer Holdings, Inc., before expenses	$	$

(1)	We have agreed to sell the shares of our common stock to the underwriters at a price of $ per share, reflecting an underwriting discount per share of $ . In addition, we have agreed to pay Moelis & Company, our financial advisor in connection with this transaction, a fee of $1,750,000, which we have included in the underwriting discounts and commissions.

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 1,425,000 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments.

Investing in our common stock involves risks. You should carefully consider the risk factors beginning on page S-8 of this prospectus supplement before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about           , 2009.

Joint book-running managers

J.P.Morgan	Merrill Lynch & Co.	Deutsche Bank Securities

Co-managers

Goldman, Sachs & Co.	Moelis & Company

Mitsubishi UFJ Securities	SunTrust Robinson Humphrey

The date of this prospectus supplement is     , 2009

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering. We are not, and the underwriters are not, making an offer of these securities or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering is accurate on any date subsequent to the date set forth on the front of this prospectus supplement, the date of the document incorporated by reference, or the date of any such free writing prospectus, as the case may be, even though this prospectus supplement, the accompanying prospectus or any free writing prospectus is delivered or securities are sold on a later date.

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the shares of common stock that we are offering, and other matters relating to us. The second part, the attached prospectus, gives more general information about us, the shares of common stock and the other securities we may offer from time to time, some of which does not apply to the shares of common stock we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the shares of common stock in the prospectus supplement differs from the description of the shares of common stock in the accompanying prospectus, you should rely on the information in this prospectus supplement.

When we use the terms “Energizer,” the “Company,” “we,” “us” or “our” in this prospectus supplement, we mean Energizer Holdings, Inc. and its subsidiaries on a consolidated basis, unless we state or the context implies otherwise.

We use “Energizer”, “Schick”, “Wilkinson Sword”, “Playtex” and the Energizer, Schick, Wilkinson Sword and Playtex logos as our trademarks or those of our subsidiaries. Product names and company programs appearing throughout in italics are trademarks of Energizer Holdings, Inc. or its subsidiaries. This prospectus also may refer to brand names, trademarks, service marks and trade names of other companies and organizations, and these brand names, trademarks, service marks and trade names are the property of their respective owners.

This document may only be used where it is legal to sell the shares of common stock. Certain jurisdictions may restrict the distribution of these documents and the offering of the shares of common stock. We require persons receiving these documents to inform themselves about and to observe any such restrictions. We have not taken any action that would permit an offering of the shares of common stock or the distribution of these documents in any jurisdiction that requires such action.

S-ii

Market and industry data

Unless we indicate otherwise, we base the information concerning our industry contained or incorporated by reference herein on our general knowledge of and expectations concerning the industry. Our market position, market share and industry market size is based on our estimates using our internal data and estimates, based on data from various industry analyses, our internal research and adjustments and assumptions that we believe to be reasonable. We have not independently verified data from industry analyses and cannot guarantee their accuracy or completeness. In addition, we believe that data regarding the industry, market size and our market position and market share within such industry provide general guidance but are inherently imprecise. Further, our estimates and assumptions involve risks and uncertainties and are subject to change based on various factors, including those discussed in the “Risk factors” section of this prospectus supplement and the other information contained or incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in the estimates and assumptions.

Retail sales for purposes of market size, market position and market share information are based on retail sales in U.S. dollars.

Cautionary statement regarding forward-looking statements

This document and the documents incorporated by reference contain both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “belief,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.

The risk factors set forth or incorporated by reference above in the section entitled “Risk factors,” and the matters discussed in “Management’s discussion and analysis of financial condition and results of operations” below, could affect future results, causing our results to differ materially from those expressed in our forward-looking statements.

The forward-looking statements included or incorporated by reference in this document are only made as of the date of this document or the respective document incorporated by reference herein, as applicable, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. See “Where You Can Find More Information” in the accompanying prospectus.

Numerous important factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	risks associated with the current global recession and credit crisis;

•	failure to generate sufficient cash to service our indebtedness and grow our business;

S-iii

•	limitations imposed by various covenants in our indebtedness;

•	our ability to successfully access capital markets and ensure adequate liquidity during the current global recession and credit crisis;

•	the extent to which our lenders have suffered losses related to the weakening economy that would impair their ability to fund our borrowings;

•	our ability to continue to develop new products;

•	our ability to execute our business strategy, achieve profitability, or maintain relationships with existing customers in our competitive industries;

•	the impact of economic conditions, changes in technology, and device trends on demand for our products;

•	the impact of changes in foreign, cultural, political, and financial market conditions on our international operations;

•	the effect of currency fluctuations;

•	changes in our raw material costs or disruptions in the supply of raw materials;

•	our ability to generate sufficient cash flows to support the carrying values of our goodwill, trademarks, other intangible assets, and other long-lived assets;

•	our ability to retain our principal customers;

•	the effect of regulation on our business in the U.S. and abroad;

•	events that may disrupt our manufacturing facilities or supply channels;

•	the extent of product liability and other claims against us;

•	changes in the funding obligations for our pension plan;

•	the resolution of our tax contingencies and the extent to which they result in additional tax liabilities;

•	our ability to adequately protect our intellectual property rights;

•	the impact of cost reduction measures on our competitive position;

•	our ability to achieve the anticipated benefits from the Playtex acquisition;

•	our ability to consummate the acquisition of the “Edge” and “Skintimate” shave preparation business;

•	our ability to achieve the anticipated benefits from the acquisition of the “Edge” and “Skintimate” shave preparation business;

•	our ability to continue to make strategic acquisitions and achieve the desired financial benefits; and

•	the impact of any restructuring and realignment initiatives.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

S-iv

Summary

This summary highlights selected information about us.  It may not contain all the information that may be important to you in deciding whether to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, including the financial data and related notes, before making an investment decision.

Energizer Holdings, Inc.

Our company

Energizer Holdings, Inc., through its worldwide operating subsidiaries, is one of the world’s largest manufacturers and marketers of primary batteries, portable lighting products and personal care products in the wet shave, skin care, feminine care and infant care categories. Our products are sold in more than 165 countries around the world. Energizer was incorporated in Missouri in 1999, and is the successor to over 100 years of knowledge and experience in batteries and portable lighting products and over 75 years in wet shave products. We also benefit from the history and expertise of Playtex Products, Inc. in skin care, feminine care and infant care products. On April 1, 2000, all of the outstanding shares of common stock of Energizer were distributed in a tax-free spin-off to shareholders of Ralston Purina Company.

Principal products

Household Products

Energizer’s Household Products division manufactures and markets one of the most extensive product portfolios in household batteries, specialty batteries and portable lighting products.

In household batteries, we offer batteries using carbon zinc, alkaline, rechargeable and lithium technologies. These products are marketed and sold into the price, premium and performance segments. This allows us to penetrate the broad range of the market and meet most consumer needs. We distribute our portfolio of household and specialty batteries and portable lighting products through a far-reaching global distribution network, which also provides a platform for the distribution of our personal care products. Since Energizer’s invention of the first D cell battery in 1893, we have been committed to developing and marketing innovative new products for the portable power and portable lighting products market. As an independent company, Energizer has continued this dedication to innovation by introducing multiple new products, including extending our lithium battery technology to the first lithium AAA battery in 2004, and, in 2009, by announcing the first zinc air prismatic battery, which is the highest energy density battery of any consumer portable power solution (either disposable or rechargeable). Our portable lighting products business introduced more than 30 innovative products in 2008, designed to meet a wide range of consumer, industrial and military needs.

Personal Care

Our Personal Care division manufactures Schick and Wilkinson Sword razor systems, composed of razor handles and refillable blades, and disposable shave products for men and women. We market our shaving products in more than 140 countries worldwide. Outside the U.S., we also offer shaving products such as lotions and shaving creams. We currently maintain the #2 global market share position in wet shaving. Schick-Wilkinson Sword, or “SWS,” has gained recognition for its innovation and development of new products designed to improve the shaving experience, including the introduction of the Intuition women’s system in 2003, a unique system incorporating a three-bladed razor surrounded by a skin conditioning solid which lathers, shaves and provides extra moisture in one step. In 2003, SWS introduced the Quattro men’s shaving system, the first four blade razor system for men. Since then, SWS has continued to introduce a number of extensions and improvements to these flagship systems.

On May 11, 2009, we announced an agreement to purchase the assets of the “Edge” and “Skintimate” shave preparation business from S.C. Johnson & Son, Inc., or “S.C. Johnson.” See “— Recent developments” for more information.

In 2007, Energizer acquired Playtex Products Inc. and its portfolio of skin care, feminine care and infant care products.

In skin care, Energizer markets sun care products in lotion and spray-on varieties under the Banana Boat and Hawaiian Tropic brands. We believe these brands, on a combined basis, are the dollar market share leader in the U.S. sun care category. Energizer also offers Wet Ones pre-moistened towelettes, the leader in the U.S. hands and face wipes category, and Playtex household gloves, the branded household glove leader in the U.S.

In feminine care, we believe Playtex is the second largest selling tampon brand overall in the U.S. The Company also markets plastic applicator and deodorant products. Playtex offers plastic applicator tampons under the Playtex Gentle Glide and Playtex Sport brands, and Playtex Personal Cleansing Cloths, a pre-moistened towelette for feminine hygiene.

In infant care, Energizer markets a broad range of products including bottles, cups, and a full line of mealtime products under the Playtex Baby brand name. We believe we are the U.S. dollar market share leader in the infant feeding category. We also offer a line of pacifiers, including the Ortho-Pro and Binky pacifiers. Our Playtex Diaper Genie brand of diaper disposal systems leads the U.S. diaper pail category.

Our competitive strengths

Global, diversified consumer products company with market leading positions

At the time of Energizer’s spin-off from Ralston Purina in 2000, 100% of our revenues were derived from batteries and related product sales. Energizer has increased revenues from less than $2 billion in 2000 to over $4 billion in 2008. Today, Energizer’s revenues are derived from a diverse portfolio of products in categories such as battery and portable lighting products, wet shave, skin care, feminine care, and infant care categories. Energizer sells products in over 165 countries. In the U.S., we believe we hold a product portfolio with twelve #1 or #2 market share positions.

Demonstrated track record of driving growth organically and through acquisitions

As an independent company, Energizer has consistently demonstrated the ability to generate organic growth through innovative new product development. Since 2000, we have introduced a significant number of new battery and portable lighting products, resulting in compound annual growth in Household Products segment revenue of 3.4% and in segment profit of 4.1% over the last nine fiscal years.

On March 29, 2003, Energizer completed the acquisition of the Schick-Wilkinson Sword business from Pfizer, Inc. Energizer has expanded the geographic presence of SWS from 80 countries to over 140 countries since consummating the transaction. Energizer has also successfully launched a number of new, innovative products that have preserved our estimated #2 market share position in the wet shave category.

On October 1, 2007, Energizer completed our acquisition of Playtex, which we combined with the Schick business to form the Personal Care segment of Energizer. Taking into account the acquisition, compound annual growth in Personal Care segment revenue was 20.9% and segment profit was 39.2% over the last five fiscal years.

On May 11, 2009, we announced an agreement to purchase the assets of the “Edge” and “Skintimate” shave preparation business from S.C. Johnson. See “— Recent developments” for more information.

Iconic brands supported by continued innovation and investment

Energizer has an attractive portfolio of leading, iconic brands such as Energizer, Eveready, Schick, Wilkinson Sword, Playtex, Banana Boat, Hawaiian Tropic, Wet Ones, and Diaper Genie that have been trusted by consumers for decades. In fact, the Energizer Bunny, introduced in 1989, was named one of the Top Five Advertising Icons of the 20th Century by a leading trade magazine.

Energizer’s legacy of strong brand equity has been supported by continued innovation and investment across its brand portfolio. Within the Household Products segment, we have introduced numerous innovations, including the first Lithium AA battery in 1987, the first Lithium AAA battery in 2004, and, in 2009, announced the first zinc air prismatic battery, which is the highest energy density battery of any portable consumer power solution (either disposable or rechargeable). The portable lighting products business also introduced more than 30 innovative products in 2008. Within the Personal Care segment, Energizer has introduced numerous new products designed to improve the shaving experience, including the introduction of the Intuition women’s system in 2003 and the men’s and women’s Quattro systems in 2003 and 2005, respectively.

Consistent history of delivering strong operating performance and superior growth

Energizer has a history of consistent revenue and earnings per share growth. Although we do not anticipate this will continue in the near term due to the global economic crisis, we have delivered a compound annual growth rate in revenue of 10.9% and earnings per share of 15.1% over the last nine fiscal years.

Seasoned management team with extensive industry experience

The members of the Energizer senior management team have an average of approximately twenty years of related industry experience:

•	Ward Klein, Chief Executive Officer of Energizer since January 2005, began his career with Ralston Purina in 1979 and has been with Energizer since it was acquired by Ralston Purina from Union Carbide Corporation in 1986,

•	Dan Sescleifer, Executive Vice President and Chief Financial Officer, has been with Energizer since 2000, and has over 20 years of financial experience,

•	Joseph McClanathan, President and Chief Executive Officer of Energizer Household Products, joined Union Carbide (the owner of Energizer’s battery business prior to Ralston Purina Company) in 1974, and has remained in the battery business throughout his 35 year career, and

•	David Hatfield, President and Chief Executive Officer of Energizer Personal Care, has been with Energizer since 1988, working in the battery business for 19 years, and in Personal Care for the remainder.

Our strategy

Growth through innovation

Energizer has a long history of introducing innovative new products in the battery, portable lighting products, and wet shave categories, and believes that new product opportunities exist in these categories as well as those categories acquired as part of the Playtex acquisition.

Leverage global infrastructure

Energizer operates in 165 countries around the world through our direct sales and distributor/wholesaler networks. This platform provides a solid foundation for growth by enabling us to reach new customers and consumers with our innovative product portfolio, including the potential to expand the global presence of acquired brands. We operate 29 manufacturing and packaging facilities in 14 countries on five continents. Both Household Products and Personal Care market and distribute their products across a broad array of retailers including the mass, club, dollar, grocery drugstore and other specialty channels.

Selective strategic acquisitions

Energizer believes we have demonstrated an ability to expand through acquisitions into both new and adjacent categories, and successfully integrated the Schick-Wilkinson Sword business and believes that significant progress has been made toward successful integration of the Playtex businesses. Energizer has been guided by a set of objectives with respect to future acquisitions, including focusing on attractive consumer packaged goods categories, an interest in strong brands, the possibility of global expansion and the potential for organic growth through innovation.

Maintain balance sheet flexibility for future opportunities

Given recent changes in the credit markets due to the global economic crisis, Energizer believes that the cost and long-term nature of our current debt structure is a valuable asset. We have historically used our strong cash flow to retire debt, among other things. However, Energizer believes it is prudent in the current global economic crisis to issue equity to reduce leverage and enhance future financial and operational flexibility to pursue strategic objectives while helping to preserve the strength of our current favorable debt structure.

Recent developments

On May 11, 2009, Energizer announced an agreement to purchase the assets of the “Edge” and “Skintimate” shave preparation business conducted by S.C. Johnson for $275 million in cash. The terms of the transaction include contract manufacturing and transition services agreements. The purchase agreement includes certain conditions to closing, including satisfactory regulatory approval. Although no assurance can be given that the transaction will be successfully completed, we anticipate that closing will occur on or about June 30, 2009.

We believe “Edge,” which is predominately a North American business, holds a leading U.S. market share position in the men’s shave preparation category. We believe that “Edge” has strong brand equity and broad distribution across all classes of trade in the U.S. We believe the “Skintimate” brand is the U.S. market share leader in women’s shave preparation and has strong brand equity among women in all age groups.

The “Edge” and “Skintimate” acquisition would provide a natural adjacency to our Schick business and complement our Free Your Skin master-brand positioning. We believe that this acquisition would allow us to leverage our presence in the wet shave aisle to co-promote the “Edge” and “Skintimate” brands, as well as provide opportunities for sampling and targeted marketing. We plan to bring our strong culture of innovation from the Schick business to the “Edge” and “Skintimate” brands. The addition of “Edge” and “Skintimate”, in our view, would improve our wet shave category strength with our retailer customers and provide us with opportunities to validate and advise in this important category. In addition, our presence in other key feminine care categories, including tampons with our Playtex product line, and skin care with our Hawaiian Tropic and Banana Boat brands, provides opportunities to grow the “Skintimate” brand and strengthen our personal care presence and reputation with female consumers.

Our principal executive offices are located at 533 Maryville University Drive, St. Louis, Missouri 63141, and our telephone number is (314) 985-2000. Our website address is www.energizer.com. Information contained on our website is not incorporated in, and does not constitute part of, this prospectus supplement or the accompanying prospectus.

The offering

Issuer	Energizer Holdings, Inc.

Common stock offered	9,500,000 shares

Common stock to be outstanding after this offering	67,859,170 shares[1]

Over-allotment option	We have granted the underwriters an option to purchase from us within 30 days of the date of this prospectus supplement up to an additional 1,425,000 shares of common stock solely to cover over-allotments, if any.

Use of proceeds	We expect to receive net proceeds from this offering of approximately $ million after deducting underwriting discounts and commissions and estimated transaction expenses payable by us (or approximately $ million if the underwriters exercise their option to purchase additional shares in full). We intend to use the net proceeds to acquire the “Edge” and “Skintimate” shave preparation business of S.C. Johnson & Son, Inc., and for general corporate purposes, including the repayment of indebtedness.

Listing	Our common stock is listed on the New York Stock Exchange under the symbol “ENR”.

Risk factors	An investment in our common stock involves various risks, including those arising from general economic and competitive conditions, raw material costs and supply chain disruption, our significant foreign operations, device trends and recent acquisitions. Prospective investors should carefully consider the matters discussed under the caption “Risk factors” beginning on page S-8 of this prospectus supplement and page 1 of the accompanying prospectus.

Dividends	To date, we have not declared nor paid any cash dividend on the outstanding shares of our common stock, and we have no current plans to do so. The declaration and payment of dividends is at the discretion of our board of directors.

1 Based on the number of shares outstanding at May 4, 2009. Excludes 1,425,000 shares that may be sold by us if the underwriters exercise their over-allotment option in full, 3,686,761 shares of common stock underlying awards outstanding as of May 1, 2009 granted under our stock option, incentive, and compensation plans and 3,419,374 shares of common stock reserved and available for future issuance as of May 1, 2009 under our stock option, incentive and compensation plans.

Summary consolidated financial data

The following summary consolidated financial and operating data are being provided to assist you in your analysis of an investment in our common stock. You should read this information in conjunction with the consolidated financial statements and notes thereto incorporated by reference in this document and the section entitled “Management’s discussion and analysis of financial condition and results of operations.”

The summary consolidated balance sheet information as of September 30, 2004, 2005, 2006, 2007 and 2008 and the summary consolidated statement of income information for the years ended September 30, 2004, 2005, 2006, 2007 and 2008 have been derived from our historical consolidated financial statements audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm. The summary consolidated balance sheet information as of March 31, 2008 and 2009 and the summary consolidated statement of income information for the six months ended March 31, 2008 and 2009 have been derived from our unaudited condensed consolidated financial statements, which are incorporated by reference in this document. Our historical results are not necessarily indicative of the results to be expected in the future, and the results of interim periods are not necessarily indicative of the results for the entire year.

						For the six months
	For the years ended September 30,					ended March 31,
(in millions, except per share data)	2004	2005	2006	2007	2008(a)	2008	2009

Statement of earnings data
Net sales	$2,812.7	$2,989.8	$3,076.9	$3,365.1	$4,331.0	$2,140.9	$1,922.9
Depreciation and amortization	115.8	116.3	117.5	115.0	141.3	72.7	64.3
Earnings before income taxes(b)	347.8	388.7	356.6	434.2	473.2	236.5	275.6
Income taxes	86.8	108.0	95.7	112.8	143.9	73.0	87.6
Net earnings(c)	$261.0	$280.7	$260.9	$321.4	$329.3	$163.5	$188.0
Earnings per share:
Basic	$3.24	$3.95	$4.26	$5.67	$5.71	$2.85	$3.22
Diluted	$3.13	$3.82	$4.14	$5.51	$5.59	$2.77	$3.18
Average shares outstanding:
Basic	80.6	71.0	61.2	56.7	57.6	57.4	58.3
Diluted	83.4	73.5	63.1	58.3	58.9	59.1	59.1

	At September 30,					At March 31,
	2004	2005	2006	2007	2008(a)	2008	2009

Balance sheet data
Working capital	$469.2	$626.4	$708.2	$888.5	$665.1	$578.8	$603.8
Property, plant and equipment, net	705.6	682.5	659.9	649.9	835.5	816.9	832.0
Total assets	2,931.7	2,973.8	3,132.6	3,525.7	5,816.7	5,907.2	5,633.1
Long-term debt	1,059.6	1,295.0	1,625.0	1,372.0	2,589.5	2,692.5	2,386.5

(a) Playtex Products, Inc. was acquired October 1, 2007

(b) Earnings before income taxes were (reduced)/increased by the following items:

						For the six months
	For the years ended September 30,					ended March 31,
	2004	2005	2006	2007	2008	2008	2009

Acquisition inventory valuation	$—	$—	$—	$—	$(27.5)	$(27.5)	$—
PTO Adjustment	—	—	—	—	—	—	23.0
Integration costs	—	—	—	—	(17.9)	(10.1)	(3.1)
Provisions for restructuring and related costs	(5.2)	(5.7)	(37.4)	(18.2)	(3.2)	(2.6)	(7.8)
Foreign pension charge	—	—	(4.5)	—	—	—	—
Special termination benefits	(15.2)	—	—	—	—	—	—
Intellectual property rights income	1.5	—	—	—	—	—	—

Total	$(18.9)	$(5.7)	$(41.9)	$(18.2)	$(48.6)	$(40.2)	$12.0

(c) Net earnings were (reduced)/increased by the following items:

						For the six months
	For the years ended September 30,					ended March 31,
	2004	2005	2006	2007	2008	2008	2009

Acquisition inventory valuation, net of tax	$—	$—	$—	$—	$(16.5)	$(16.5)	$—
PTO Adjustment, net of tax	—	—	—	—	—	—	14.5
Integration costs, net of tax	—	—	—	—	(11.4)	(6.4)	(2.0)
Provisions for restructuring and related costs, net of tax	(3.8)	(3.7)	(24.9)	(12.2)	(2.0)	(1.7)	(5.2)
Foreign pension charge, net of tax	—	—	(3.7)	—	—	—	—
Special termination benefits, net of tax	(9.6)	—	—	—	—	—	—
Adjustments to prior years’ tax accruals	8.5	10.6	10.9	7.9	(1.1)	—	—
Tax benefits recognized related to prior years’ losses	16.2	14.7	5.7	4.3	—	—	—
Deferred tax benefit due to statutory rate change	—	—	—	9.7	—	—	—
Repatriation under the American Jobs Creation Act	—	(9.0)	—	—	—	—	—
Intellectual property rights income, net of tax	0.9	—	—	—	—	—	—

Total	$12.2	$12.6	$(12.0)	$9.7	$(31.0)	$(24.6)	$7.3

Risk factors

You should carefully consider the following factors, the other information contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference in the accompanying prospectus before deciding to purchase shares of our common stock. Any of these risks could materially adversely affect our business, financial condition and results of operations, which could in turn materially adversely affect the price of our common stock.

For risks relating specifically to Energizer and our common stock, see “Risk factors” beginning on page 1 in the accompanying prospectus and the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which is incorporated by reference in this document.

Risks related to our common stock

The price of our common stock may be volatile.

The trading price of our common stock has historically fluctuated significantly. For example, during the twelve months ended May 8, 2009, the high sales price per share of our common stock on the NYSE was $90.00 and the low sales price per share was $30.36. The price of our common stock could be subject to wide fluctuations in the future in response to many events or factors, including those discussed in the risk factors incorporated by reference herein, as well as:

•	actual or anticipated fluctuations in operating results;

•	changes in expectations as to future financial performance or buy/sell recommendations of securities analysts;

•	acquisitions, strategic alliances or joint ventures involving us or our competitors;

•	actions of our current shareholders, including sales of common stock by our directors and executive officers;

•	the arrival or departure of key personnel;

•	our, or a competitor’s, announcement of new products, services or innovations; and

•	the operating and stock price performance of other comparable companies.

General market conditions and domestic or international macroeconomic factors unrelated to our performance may also affect the price of our common stock. For these reasons, investors should not rely on recent trends to predict future prices of our common stock or financial results.

Future issuances of equity or equity-linked securities by us may cause the market price of shares of our common stock to fall.

As of May 4, 2009, we had 58,359,170 shares of common stock outstanding and, as of May 1, 2009, we had 3,686,761 shares of common stock underlying awards outstanding granted under our stock option, incentive and compensation plans and 3,419,374 shares reserved and available for future issuance under our stock option, incentive and compensation plans. The issuance of these new shares, the common stock offered hereby and the sale of additional shares that may become eligible for sale in the public market from time to time upon the exercise of stock options or vesting of equity awards could have the effect of depressing the market price for shares of our common stock.

Our issuance of preferred stock could adversely affect holders of common stock.

Our board of directors is authorized to issue series of preferred stock without any action on the part of our holders of common stock. Our board of directors also has the power, without shareholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the price of our common stock could be adversely affected.

Anti-takeover provisions in our charter documents and Missouri law may make an acquisition of us more difficult.

Anti-takeover provisions in our charter documents and Missouri law may make an acquisition of us more difficult. These provisions, among other things:

•	authorize our board of directors to issue preferred stock without shareholder approval and to designate the rights, preferences and privileges of each class; if issued, such preferred stock would increase the number of outstanding shares of our capital stock and could include terms that may deter an acquisition of us;

•	provide that our board of directors will be divided into three classes of directors serving staggered three-year terms;

•	limit who may call shareholder meetings; and

•	require the approval of the holders of two thirds of our outstanding common stock to enter into certain business combination transactions, subject to certain exceptions.

We also have a shareholder rights plan that allows shareholders (other than an acquiring person) to purchase additional shares of our common stock at a discounted price in the event that a person or group acquires more than 20% of our outstanding common stock. The rights plan would cause substantial dilution to a person or group that attempts to acquire Energizer on terms not approved by the board of directors.

These provisions may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These provisions could also discourage proxy contests and make it more difficult for shareholders to elect directors other than the candidates nominated by our board of directors.

These provisions may deter an acquisition of us that might otherwise be attractive to shareholders.

We may not pay cash dividends on our common stock.

To date, we have not declared nor paid any cash dividend on the outstanding shares of our common stock, and we have no current plans to do so. The declaration and payment of dividends is at the discretion of our board of directors.

Use of proceeds

We estimate that our net proceeds from our sale of the 9,500,000 shares of common stock to be approximately $      million (or approximately $      million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and estimated expenses of the offering payable by us.

The Company intends to use the net proceeds from the offering to acquire the “Edge” and “Skintimate” shave preparation business of S.C. Johnson and for general corporate purposes, including the repayment of indebtedness.

Some of the indebtedness which we may repay includes:

•	$20 million principal amount of 3.40% notes which mature on June 30, 2009;

•	$80 million principal amount of 5.99% notes which mature on June 30, 2009; and

•	our indebtedness under our five-year revolving credit loan facility with the lenders named therein (JP Morgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. as Syndication Agent, and J.P. Morgan Securities Inc. and Banc of America Securities LLC as Co-Lead Arrangers and Book-Runners), which we use for general corporate purposes. As of March 31, 2009, $33.0 million was outstanding under this facility, bearing a variable interest rate of 1.25%. Certain of the underwriters and/or their affiliates are lenders under our credit facility and will receive a portion of the net proceeds from this offering. Consequently, this offering will be made pursuant to the applicable provisions of Rule 5110(h) of the Financial Industry Regulatory Authority and in compliance with the requirements of Rule 2720 of the National Association of Securities Dealers. See “Underwriting.” For a more detailed description of this facility, see “Description of indebtedness.”

Pending the use of the net proceeds from the offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities, short-term investments or similar assets.

Price range of our common stock and dividend policy

The following table sets forth the high and low intraday trading price per share of our common stock through May 8, 2009 for the periods indicated:

	Price range
Quarterly period ended:	High	Low

2007
March 31, 2007	$88.34	$71.19
June 30, 2007	$102.00	$84.68
September 30, 2007	$114.18	$87.64
December 31, 2007	$119.60	$99.20
2008
March 31, 2008	$113.25	$85.01
June 30, 2008	$93.85	$71.25
September 30, 2008	$90.00	$66.35
December 31, 2008	$82.90	$30.36
2009
March 31, 2009	$58.50	$37.57
April 1, 2009 to May 8, 2009	$61.01	$47.90

To date, we have not declared nor paid any cash dividends on the outstanding shares of our common stock, and we have no current plans to do so. The declaration and payment of dividends is at the discretion of our board of directors.

Capitalization

The following table sets forth our cash and equivalents and capitalization as of March 31, 2009:

•	on an actual basis; and

•	on an as adjusted basis to reflect the sale of the common stock in this offering and the use of the net proceeds therefrom, as described under “Use of proceeds”.

	As of March 31, 2009
(in millions, except share amounts)	Actual	As adjusted

Cash and equivalents	$130.7	$
Debt:
Receivables facility	$123.9		123.9
Five-year term loan	462.5		462.5
Five-year revolving credit loan	33.0		—
Singapore five-year revolving credit loan	—		—
Fixed rate senior notes	2,230.0		2,130.0
International borrowings	26.9		26.9

Total debt	$2,876.3		$2,743.3

Shareholders’ equity:
Preferred stock, $.01 par value per share, 10,000,000 shares authorized and none issued and outstanding	$—		$—
Common stock, $.01 par value per share, 300,000,000 shares authorized, 58,359,170 shares issued and outstanding and 67,859,170 shares as adjusted to give effect to this offering(1)	1.0		1.0
Additional paid-in capital, net of estimated issuance costs	1,037.4
Retained earnings	1,859.3		1,859.3
Treasury stock	(1,712.8)		(1,712.8)
Accumulated other comprehensive loss	(54.9)		(54.9)

Total shareholders’ equity	$1,130.0	$

Total capitalization	$4,006.3	$

(1)	Based on the number of shares outstanding as of May 4, 2009. Excludes 1,425,000 shares that may be sold by us if the underwriters exercise their over-allotment option in full, 3,686,761 shares of common stock underlying awards outstanding as of May 1, 2009, granted under our stock option, incentive, and compensation plans and 3,419,374 shares of common stock reserved and available for future issuance as of May 1, 2009, under our stock option, incentive, and compensation plans

Management’s discussion and analysis of financial condition and results of operations

(Dollars in millions, except per share and percentage data)

The following discussion is a summary of the key factors management considers necessary in reviewing the Company’s historical basis results of operations, operating segment results, and liquidity and capital resources. Statements in this Management’s Discussion and Analysis of Financial Condition and Results of Operations that are not historical may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. See “Cautionary statement regarding forward-looking statements.” This discussion should be read in conjunction with the audited financial statements and notes thereto for the fiscal year ended September 30, 2008, which are incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, unaudited financial statements and notes thereto for the quarter and six months ended March 31, 2009, which are incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2009, the description of the Company’s business under “Our business” and related risk factors included under “Risk factors.”

For an overview of our business segments as of September 30, 2008, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Household Products Overview” and “— Personal Care Overview” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, which is incorporated by reference in this document.

Non-GAAP financial measures

While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this discussion includes non-GAAP measures. These non-GAAP measures, such as comparisons excluding the impact of currencies, the change in the Company’s paid time-off (PTO) policy in 2009, the pro forma segment comparison in Personal Care, or the negative impact on gross margin due to the write-up and subsequent sale of the inventory acquired in the Playtex acquisition in 2008, are not in accordance with, nor are they a substitute for, GAAP measures. The Company believes these non-GAAP measures provide a more meaningful comparison to the corresponding reported period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Results for the three and six months ended March 31, 2009 compared to results for the three and six months ended March 31, 2008

Highlights / operating results

Net Earnings for the Company for the quarter ended March 31, 2009 were $77.0, or $1.30 per diluted share, compared to $60.9, or $1.03 per diluted share, for the same quarter last year. The current quarter results include the following items:

•	A favorable adjustment of $14.5 after taxes, or $0.25 per diluted share, resulting from a change in the policy under which colleagues earn and vest in the Company’s PTO benefit. Prior to the change, colleagues were granted and vested in their total PTO days at the beginning of the calendar year, and received a cash payment for unused days in the event of termination during the year. As such, the value of a full year of PTO, net of days used, was accrued at any given balance sheet date. As part of a recent review of certain benefit programs, this policy was revised, effective March 2009, to a more “market” policy for PTO.

The revised policy has an “earn as you go” approach, under which colleagues earn current-year PTO on a pro-rata basis as they work during the year. As a result of this change, any previously earned and vested benefit under the prior policy was forfeited, and the required liability at March 31, 2009 was adjusted to reflect the revised benefit, and

•	Costs associated with the Playtex integration and certain other realignment activities of $4.2 after taxes, or $0.07 per diluted share.

The prior year quarter results include the following items:

•	Costs associated with the Playtex integration and certain other realignment activities of $2.9, after taxes, or $0.05 per diluted share, and

•	Additional product cost related to the write-up, at the time of the acquisition, and the subsequent sale of Playtex inventory of $1.0, after taxes, or $0.02 per diluted share.

Net Earnings for the six months ended March 31, 2009 were $188.0, or $3.18 per diluted share, compared to $163.5, or $2.77 per diluted share for the same period last year. The current six months include the following items:

•	The favorable impact of the change in the PTO policy of $14.5 after taxes, or $0.25 per diluted share, as noted above, and

•	Costs associated with the Playtex integration and certain other realignment activities of $7.2, after taxes, or $0.11 per diluted share.

The prior year six months results include the following items:

•	Additional product cost related to the write-up, at the time of the acquisition, and the subsequent sale of Playtex inventory of $16.5, after taxes, or $0.28 per diluted share, and

•	Costs associated with the Playtex integration and certain other realignment activities of $8.1, after taxes, or $0.14 per diluted share.

Net sales for the quarter ended March 31, 2009 decreased $70.6, or 7%, due primarily to the impact of currencies, which negatively impacted the year-over-year comparison by approximately $65.

For the six months ended March 31, 2009, net sales decreased $218.0, or 10%, due to the impact of currencies, which negatively impacted the year-over-year comparison by approximately $123, and lower unit volumes in Household Products, primarily in North America. See “— Segment Results” below for further details for the quarter and six month sales.

Gross profit for the quarter ended March 31, 2009 decreased $44.2, or 10%, as the unfavorable impact of currencies of approximately $52 was partially offset by the portion of the favorable impact of the change in the PTO policy included in cost of products sold, which was $11.1. Gross margin as a percent of net sales, exclusive of the impact of currencies and the PTO policy change, was 48.1% for the quarter ended March 31, 2009, essentially flat versus the same quarter in the prior year.

For the six months ended March 31, 2009, gross profit decreased $66.9 or 7% due primarily to the negative impact of currencies of approximately $80 and the unfavorable impact of approximately $32 due to lower unit volumes in Household Products. These negative impacts were offset by the $11.1 favorable impact of the change in the Company’s PTO policy, noted above, the $27.5 unfavorable impact of the Playtex inventory write-up and subsequent sale in the first six months of fiscal 2008 and favorable price and product/cost mix during the six months ended March 31, 2009. Gross margin as a percent of net sales was 48.2% for the six months ended March 31, 2009 as compared to 46.4% for the same period in the prior year. Gross margin as a percent of net sales, exclusive of the impact of currencies and the PTO policy change, was 48.7% for the six months ended March 31, 2009, as compared to 47.7%, exclusive of the impact of the Playtex inventory write-up at the time of acquisition, for the same period in the prior year.

Selling, general and administrative expense (SG&A) decreased $27.6 for the quarter as compared to the same period in the prior year due primarily to the favorable impact of currencies of approximately $13 and the favorable impact of the portion of the change in the PTO policy included in SG&A, which was $11.9. For the six months ended March 31, 2009, SG&A decreased by $49.3 due to favorable currencies of approximately $23, lower overhead spending and the impact of the change in the PTO policy noted above.

Advertising and promotion (A&P) expense decreased $26.8, or 25%, for the quarter ended March 31, 2009 due primarily to lower spending of approximately $20 and the favorable impact of currencies of approximately $6. A&P for the quarter ended March 31, 2009 was 9.1% of net sales versus 11.2% of net sales for the same quarter last year.

For the six months ended March 31, 2009, A&P decreased $53.4, or 23%, due primarily to lower spending of approximately $40 and the favorable impact of currencies of approximately $13. A&P for the six months ended March 31, 2009 was 9.2% of net sales versus 10.8% of net sales for the period last year.

Recent developments

On May 11, 2009, the Company announced it had entered into an agreement to purchase the assets of the “Edge” and “Skintimate” shave preparation business from S.C. Johnson for $275 in cash. We believe “Edge,” which is predominately a North American business, holds a leading U.S. market share position in the men’s shave preparation category. We believe that “Edge” has strong brand equity and broad distribution across all classes of trade in the U.S. We believe the “Skintimate” brand is the U.S. market share leader in women’s shave preparation and has strong brand equity among women in all age groups.

Segment results

Operations for the Company are managed via two segments—Household Products (Battery and Lighting Products) and Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care). Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, integration or business realignment activities and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

The reduction in gross profit for the year ended September 30, 2008 associated with the write-up and subsequent sale of inventory acquired in the Playtex acquisition, which occurred on October 1, 2007, is not reflected in the Personal Care segment, but rather is presented as a separate line item below segment profit, as it is directly associated with the Playtex acquisition. This presentation reflects management’s view on how it evaluates segment performance.

For the quarter and six months ended March 31, 2009, cost of products sold and SG&A expense reflected favorable adjustments of $11.1 and $11.9, respectively, related to the change in policy governing the Company’s PTO. These favorable adjustments were not reflected in the Household Products or Personal Care segments, but rather presented as a separate line below segment profit as it was not operational in nature. Such presentation reflects management’s view on how it evaluates segment performance.

The Company’s operating model includes a combination of stand-alone and combined business functions between the Household Products and Personal Care businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and in some countries, a combined sales force and management.

This structure is the basis for Energizer’s reportable operating segment information, as included in the tables in Footnote 1 to the Condensed Consolidated Financial Statements for the quarters and six months ended March 31, 2009 and 2008, filed with the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2009, which is incorporated by reference herein. See “Where you can find more information.”

Household products

	Quarter		Six months
	ended March 31,		ended March 31,
	2009	2008	2009	2008

Net sales	$417.1	$474.2	$1,065.1	$1,264.0
Segment profit	$54.9	$66.5	$210.1	$249.4

Net sales for the quarter ended March 31, 2009 were $417.1, down $57.1 from the same quarter in the prior year. Excluding the impact of approximately $40 of unfavorable currency translation, net sales declined approximately $18, or 4% as lower sales volume of $22.0 was partially offset by $4.3 in favorable pricing and price mix. The sales volume decline was almost evenly divided between loss of relatively low margin non-Energizer branded products and higher-end chargers and rechargeable battery products. Energizer Max premium alkaline sales volume was roughly flat in the quarter. In the U.S., both the current year quarter and the prior year quarter experienced retailer inventory de-stocking above seasonally normal levels; however, the destocking in last year’s second quarter was more pronounced. We estimate overall retail consumption of Energizer Max units globally was down approximately 5% in the current quarter compared to the same quarter last year. Overall pricing and price mix was favorable 1% globally as price increases in the U.S. and a number of other markets were partially offset by higher trade promotional spending and an unfavorable shift in package size mix, which resulted in sales at lower per unit prices.

Segment profit decreased $11.6 for the quarter as approximately $25 of unfavorable currency effects were partially offset by a $7.8 reduction in A&P expense and a $3.4 reduction in overhead spending.

Net sales for the six months ended March 31, 2009 were $1,065.1, down $198.9 from the same six-month period in the prior year. Excluding currency effects of approximately $83, net sales declined approximately $116, or 9% as lower sales volume of $121.1 was partially offset by favorable pricing and price mix. The volume decline reflects estimated underlying retail consumption declines of Energizer branded products of approximately 5% combined with sharper declines in lower margin non-Energizer branded products and a significant retail inventory reduction, primarily in the first quarter.

Year to date, segment profit decreased $39.3, including approximately $37 of unfavorable currency effects. Excluding currency effects, segment profit was essentially flat as the impact of lower sales was offset by reductions in A&P and overheads, as well as first quarter product cost favorability.

Looking ahead, we expect negative battery consumption trends to continue for the foreseeable future in part due to the global recession. We estimate product cost will be unfavorable $20 for the remainder of the year due primarily to unfavorable fixed cost absorption resulting from the impact of lower unit volumes, which should be offset substantially by price increases already initiated. The U.S. dollar remains significantly stronger than most foreign currencies as compared to a year ago. At prevailing currency rates as of April 24, 2009, we expect the overall Household Products segment profit impact of currency translation to be unfavorable between $75 to $80, primarily in gross margin, for the remainder of fiscal year 2009 as compared to the same period in fiscal year 2008. Changes in the value of local currencies in relation to the U.S. dollar will continue to impact reported sales and segment profitability in the future, and the Company cannot predict the direction or magnitude of future changes.

Personal care

	Quarter		Six months
	ended March 31,		ended March 31,
	2009	2008	2009	2008

Net sales	$463.3	$476.8	$857.8	$876.9
Segment profit	$100.9	$97.2	$192.3	$169.9

Net sales for the quarter ended March 31, 2009 were $463.3, down $13.5 from the same quarter in the prior year. Excluding the impact of approximately $25 of unfavorable currency translation, net sales were up approximately $12, or 2%, in the quarter. The increase in net sales on a constant currency basis was driven by increases in Wet Shave and Infant Care, partially offset by declines in Skin Care and Feminine Care. The following comparatives by product line (for both the quarter and six months) are on a constant currency basis, with the 2009 reported net sales and currency effect in parentheticals. Wet Shave net sales increased 7% due to growth in disposables and the launch of the Quattro for Women Trimmer (0% reported; (7%) currency). These gains were partially offset by lower sales of men’s systems as the prior year quarter included the launch of Quattro Trimmer razors; additionally, this year’s quarter includes higher promotional spending against the Quattro men’s franchise. Infant Care sales increased 8% due to growth in Diaper Genie Elite, disposable bottles and new soothing products (5% reported;

(3%) currency). Feminine Care sales decreased 3% as lower sales of Gentle Glide due to increased competitive activity were only partially offset by continued strong sales growth of Sport tampons ((5%) reported; (2%) currency). Skin Care sales decreased 6% due primarily to an unfavorable prior-season sun care returns adjustment of $3 in the 2009 quarter as compared to an equally favorable adjustment in the same period last year ((11%) reported; (5%) currency).

Segment profit for the quarter was $100.9, up $3.7 from same quarter in the prior year. Excluding currency effects of approximately $7, segment profit increased approximately $11 for the quarter due primarily to a $12.6 reduction of A&P spending, and approximately $9 in incremental Playtex synergies. These positive effects were partially offset by the unfavorable sun care returns adjustment noted above.

For the six months ended March 31, 2009, net sales decreased $19.1, or 2%. Excluding the impact of approximately $41 in unfavorable currency effects, sales increased approximately $22, or 2%, as increases in Wet Shave and Infant Care were partially offset by declines in Feminine Care. Wet Shave sales increased 4% due to increased sales of disposables and Quattro men’s and women’s systems, partially offset by declines in other system products ((1%) reported; (5%) currency). Infant Care sales increased 6%, primarily due to growth in Diaper Genie products (3% reported; (3%) currency). Skin Care sales were basically flat ((5%) reported; (5%) currency) and Feminine Care sales were down 5%, as lower sales of Gentle Glide due to increased competitive activity were partially offset by continued strong sales growth of Sport tampons ((7%) reported; (2%) currency).

Segment profit for the six months was up $22.4, or 13% for the six months ended March 31, 2009. Excluding approximately $8 of unfavorable currency effects, segment profit for the six months was up approximately $30, or 18%, due primarily to lower A&P and approximately $20 in incremental Playtex synergies.

Incremental synergies are expected to be approximately $11 for the remainder of the fiscal year; however, any such synergies will likely offset certain product costs impacts as well as other project investment spending.

As noted in the Household Products discussion, the U.S. dollar remains significantly stronger versus most foreign currencies as compared to a year ago. At prevailing currency rates as of April 24, 2009, we expect the overall impact of currency to the Personal Care segment profit would be unfavorable to us in an amount between $15 to $20, primarily in gross margin, for the remainder of fiscal year 2009 as compared to the same time frame in the prior year.

General corporate and other expenses

	Quarter		Six months
	ended March 31,		ended March 31,
	2009	2008	2009	2008

General corporate expenses	$14.6	$10.8	$30.7	$33.7
Playtex integration	1.7	4.3	3.1	10.1

General corporate expenses with integration	16.3	15.1	33.8	43.8
Restructuring and related charges	4.7	0.5	7.9	2.6

General corporate and other expenses	$21.0	$15.6	$41.7	$46.4

% of total net sales	2.4%	1.6%	2.2%	2.2%

For the quarter ended March 31, 2009, general corporate and other expenses were $21.0, up $5.4, due primarily to quarter over quarter changes in deferred compensation liabilities, higher amortization of stock awards and higher realignment project costs. Corporate and other expenses were $41.7, or down $4.7, for the six months ended March 31, 2009 as compared to the same period in the prior year due primarily to lower deferred compensation liabilities driven by the equity market downturn during the first quarter of fiscal year 2009. Consistent with its historical actions, the Company may engage in further cost reductions to optimize its operating performance, which could result in future charges.

Interest expense and other financing costs

For the quarter and six months ended March 31, 2009, interest expense decreased $11.3 and $19.0, respectively, as compared to the same periods in the prior fiscal year, due to lower average interest costs on variable debt and lower average borrowings. Other net financing items were favorable $2.0 for the quarter, but unfavorable $18.5 for the six months ended March 31, 2009, due to exchange losses incurred as U.S. dollar-based payables for the Company’s foreign affiliates were unfavorably impacted by the significant strengthening of the U.S. dollar versus most local currencies during the first quarter of fiscal year 2009.

Income taxes

Income taxes, which include federal, state and foreign taxes, were approximately 31.9% of pre-tax income for the quarter and 31.8% for the six months ended March 31, 2009. Excluding the $11 tax benefit of the write-up and subsequent sale of inventory acquired in the Playtex acquisition during fiscal year 2008, prior year income taxes as a percent of pre-tax income were 31.1% and 31.8%, respectively, for the quarter and six months ended March 31, 2008.

Results for the year ended September 30, 2008 compared to results for the year ended September 30, 2007 and results for the year ended September 30, 2006

Financial results

For the year ended September 30, 2008, net earnings were $329.3, or $5.59 per diluted share, compared to net earnings of $321.4, or $5.51 per diluted share, in 2007 and net earnings of $260.9, or $4.14 per diluted share in 2006.

Fiscal 2008 results included:

•	an after-tax expense of $16.5, or $0.28 per diluted share, related to the write-up and subsequent sale of inventory purchased in the Playtex acquisition,

•	integration and other realignment costs of $13.4, after-tax, or $0.22 per diluted share, and

•	a net, unfavorable prior year income tax accrual adjustment of $1.1, or $0.02 per diluted share.

Fiscal 2007 results included:

•	favorable adjustments of $21.9, or $0.37 per diluted share, related to a reduction of deferred tax balances and prior years’ tax accruals and previously unrecognized tax benefits from prior years’ foreign losses, and

•	charges of $12.2, after-tax, or $0.21 per diluted share, for the Company’s European restructuring projects.

Fiscal 2006 results included:

•	charges of $24.9, after-tax, or $0.39 per diluted share, related to European restructuring programs,

•	a charge of $3.7, after-tax, or $0.06 per diluted share, to record the cumulative amount of foreign pension costs that should have been previously recognized, and

•	favorable adjustments to prior years’ tax accruals and previously unrecognized tax benefits related to foreign losses of $16.6, or $0.26 per diluted share.

For fiscal 2008, the inclusion of Playtex’s results and incremental interest expense associated with the financing of the acquisition reduced diluted earnings per share by $0.24, which includes a charge of $0.28 related to the inventory write-up and $0.19 related to acquisition integration costs. Excluding these one-time costs, Playtex was accretive to Energizer’s earnings in its first year post-acquisition.

Operating results

Net sales

Total net sales for fiscal 2008 were $4,331.0, an increase of $965.9, or 29%, due primarily to the acquisition of Playtex, which added $771.7 to net sales for the year. Net sales increased $98.0 in Household Products and $96.2 in SWS. On a constant currency basis, net sales in 2008 increased $811.0 as compared to 2007, again due to the acquisition of Playtex. Net sales in 2007 increased $288.2, or 9%, in absolute dollars and $212.7, or 7%, on a constant currency basis compared to 2006.

Gross profit

Gross profit dollars were $2,037.7 in 2008, an increase of $433.0, or 27%, due primarily to the addition of Playtex, which added $375.2 to gross profit. The 2008 increase includes favorable currency of $121.6. In 2007, gross profit dollars increased $123.9 with increases in both businesses.

Gross margin percentage was 47.0% of sales in 2008, 47.7% in 2007 and 48.1% in 2006. The margin percentage decline in 2008 is due primarily to higher year over year product costs. The margin percentage decline in 2007 is due primarily to lower margin in our Household Products segment, also driven by higher material costs. See “Segment results” for further discussion.

Selling, general and administrative

Selling, general and administrative expenses (SG&A) were $794.0 for 2008, an increase of $166.1 due primarily to the acquisition of Playtex. As a percent of net sales, SG&A in 2008 was 18.3%, down 0.4 percentage points from the 2007 total. SG&A increased $26.0 in 2007 due to currency impacts of $15.0 and higher spending in Household Products, partially offset by lower restructuring charges as compared to 2006. As a percent of net sales, SG&A was 18.7% for 2007 as compared to 19.6% in 2006.

Advertising and promotion

Advertising and promotion (A&P) increased $91.6 in 2008 due to the acquisition of Playtex, which added $112.3 to A&P for 2008. A&P increased $26.3 in 2007 with increased spending in the Household Products segment and currency impacts of $9.6.

A&P expense was 11.2%, 11.7% and 12.0% of sales for 2008, 2007 and 2006, respectively. In addition to the impact that accompanies a major acquisition, A&P expense may vary from year to year with new product launches, strategic brand support initiatives and the overall competitive environment.

Research and development

Research and development (R&D) expense was $91.7 in 2008, $70.7 in 2007 and $74.2 in 2006. The expense in 2008 includes $19.9 for Playtex, which represents the majority of the increase. As a percent of sales, R&D expense was 2.1% in 2008 and 2007 and 2.4% in 2006.

Segment results

In the first quarter of fiscal 2008, the Company revised its operating segment presentation. Operations for the Company are managed via two segments - Household Products (battery and lighting products) and Personal Care (wet shave, skin, feminine and infant care). Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, integration or business realignment activities and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. This structure is the basis for the Company’s reportable operating segment information presented in Note 18 to the Consolidated Financial Statements for the year ended September 30, 2008, filed with the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, which is incorporated by reference herein. See “Where You Can Find More Information” in the accompanying prospectus.

The reduction in gross profit associated with the write-up and subsequent sale of the inventory acquired in the Playtex acquisition and the acquisition integration costs for the Playtex acquisition are not reflected in the Personal Care segment, but rather presented below segment profit, as they are non-recurring items directly associated with the Playtex acquisition. Such presentation reflects management’s view on how it evaluates segment performance.

The Company’s operating model includes a combination of stand-alone and combined business functions between Household Products and Personal Care, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and, in some countries, a combined sales force and management. Such allocations do not represent the costs of such services if performed on a stand-alone basis. The Company applies a fully allocated cost basis, in which shared business functions are allocated between the businesses.

Household products

	2008	2007	2006

Net sales	$2,474.3	$2,376.3	$2,147.1
Segment profit	$489.1	$472.3	$442.3

For fiscal 2008, sales increased $98.0, inclusive of $88.1 favorable currency translation. Absent currencies, sales increased $9.9, as favorable pricing and product mix were partially offset by lower sales volume. Soft overall category demand in most of the developed world was nearly offset by sales to meet hurricane demand and early holiday season buy-in within the U.S. and volume growth in Central and Eastern Europe and Latin America. Overall pricing and price mix was favorable $15.8 as list price increases taken to offset rising material costs were partially offset by sales shifting to larger pack sizes, which sell at lower per unit prices.

Gross margin increased $40.2 for the year, but declined $34.7 absent the favorable impact of currencies. The benefit of higher pricing was more than offset by unfavorable product cost of $63.2, due primarily to higher commodity material costs and unfavorable production volumes.

Segment profit increased $16.8 but declined $34.8 due to the lower gross margin noted above after excluding favorable currency impacts. Excluding currency impacts, higher SG&A expenses were nearly offset by lower A&P spending.

For the year ended September 30, 2007, sales increased $229.2, or 11%, due primarily to favorable pricing and product mix of $68.5 and higher sales volume of $111.5. In addition, currency was favorable by $49.2 as compared to fiscal 2006. Fiscal 2007 benefited from price increases implemented in both 2006 and 2007 in response to significant increases in material costs. Energizer MAX unit sales were flat in North America, which reflected soft volume in the overall premium alkaline battery segment of the category, partially due to virtually no hurricane-related consumption. Volume growth reflected increased unit shipments in lithium and rechargeable batteries primarily in the more developed markets.

Gross profit dollars increased $82.8 in 2007 as higher sales and favorable currency were partially offset by higher product costs, due primarily to the increased cost of zinc. Currency contributed $41.6 of favorability to gross profit as compared to the prior year. Product cost in 2007 was unfavorable $83.3 compared to 2006, as material cost increases exceeded the favorable impact of other cost reductions.

Segment profit increased $30.0, or 7% in 2007, but was essentially flat on a constant currency basis as higher gross profit was partially offset by higher advertising, promotion and selling expenses.

Personal care

	2008	2007 pro forma	2007	2006

Net sales	$1,856.7	$1,694.1	$988.9	$929.8
Segment profit	$322.5	$271.2	$155.5	$127.7

Energizer’s acquisition of Playtex was completed on October 1, 2007, the first day of fiscal 2008; therefore, Playtex is not included in the Company’s historical financial statements prior to fiscal 2008. To provide a clearer understanding of the impact of the acquisition on fiscal 2008 results, the Company has included a comparison of the fiscal 2008 results for the Personal Care segment versus unaudited pro forma results for the year ended September 30, 2007 as shown in Note 3 of the Consolidated Financial Statements for the fiscal year ended September 30, 2008 filed with the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, which is incorporated by reference herein. See “Where You Can Find More Information” in the accompanying prospectus. The fiscal 2008 comparison to pro forma 2007 is a non-GAAP measure. We believe, however, that such a comparison is critical for the reader to understand the results of the business across the spectrum of products that constitute the Personal Care division. Hawaiian Tropic results are included in the pro forma results beginning on April 18, 2007, the date at which Playtex acquired the business. The comparative for fiscal 2007 versus fiscal 2006 remains a historical comparison of the SWS wet shave business, which constituted the Personal Care business prior to the addition of Playtex in fiscal 2008.

On a reported basis, net sales for fiscal 2008 were $1,856.7, an increase of $867.8, or 88%, due primarily to the acquisition of Playtex, which added $771.7 and the favorable impacts of currency of approximately $67. On a constant currency basis, net sales increased approximately 81% due to the acquisition of Playtex. Wet shave sales increased 10% due primarily to the impact of favorable currency of approximately $67 and higher volumes in disposable razors and the Quattro family of products. Pro forma net sales for fiscal 2007 exceeded reported net sales by $705.2, which represents the Playtex net sales for 2007. The remaining product discussions regarding the sales comparisons for the Playtex product lines are presented as compared to the pro forma results described in the previous paragraph. Skin Care net sales increased 22% due to the inclusion of Hawaiian Tropic. Excluding the impact of Hawaiian Tropic, Skin Care net sales increased 5% driven by growth in Banana Boat. Feminine Care net sales decreased 1% due to the discontinuation of the Beyond cardboard applicator tampon in 2007 partially offset by growth in plastic applicator tampons. Sales of plastic applicator tampons increased 3% for the year. Infant Care net sales were essentially flat as higher sales of Diaper Genie and the disposable Drop-In product were offset by a decline in sales of reusable infant bottles as the company transitioned to BPA-free products.

Segment profit for fiscal 2008 was $322.5, up $167, or 107%, due to the acquisition of Playtex, which added $131 to segment profit and favorable currencies of approximately $22. Pro forma segment profit for fiscal 2007 exceeded reported profit by $115.7, which represents the Playtex pro forma 2007 segment profit. The following discussion of segment profit compares fiscal 2008 with pro forma fiscal 2007. Segment profit increased $51.3 for fiscal 2008 due, in part, to $22.0 in favorable currency. The prior year includes the impact of the write off of Beyond fixed assets of $10.4. Excluding this write off and the impact of currencies, segment profit increased $18.9 as gross margin on higher sales and lower A&P were offset by higher overheads and product costs. The Company estimates that segment profit was favorably impacted by approximately $17 of synergies related to the Playtex acquisition.

Personal Care sales in fiscal 2007 increased $59.0, including $26.3 of favorable currency impacts. Initial launch sales of new products in fiscal 2007 were approximately $26 compared to approximately $52 in the same period in 2006. Absent currency and initial product launches, sales increased 6%, as Quattro branded system products contributed $40 of sales growth, disposables contributed $32 and Intuition contributed $14 partially offset by lower sales of older technology products.

Segment profit for Personal Care increased $27.8 in fiscal 2007, on $16.4 of contribution from higher sales, favorable currency of $3.8, and lower SG&A and R&D expenses. Lower SG&A reflects the cost savings from the European restructuring. R&D expense declined $3.7 due to the inclusion of a large, discrete R&D project expense in 2006.

General corporate and other expenses

	2008	2007	2006

General corporate expenses	$83.8	$93.3	$87.0
Integration	17.9	—	—
General corporate expenses with integration	101.7	93.3	87.0
Restructuring and related charges	3.2	18.2	37.4
Foreign pension charge	—	—	4.5
General corporate and other expenses	$104.9	$111.5	$128.9
% of total net sales	2.4%	3.3%	4.2%

For fiscal 2008, general corporate expenses, including integration costs increased $8.4, as $17.9 of Playtex integration costs were partially offset by lower compensation expenses. The Company estimates that approximately $14 of favorable synergies were achieved at, or shortly after, the acquisition date via a reduction of Playtex corporate expenses including executive and stock-related compensation and public company costs. However, the savings had no impact on the year over year comparative as the costs were not included in the Company’s current year or historical results. The Playtex integration efforts continued into 2009, but integration costs are much lower than in 2008. Fiscal 2008, 2007 and 2006 included $3.2, $18.2 and $37.4, respectively, of restructuring and realignment costs associated with a project to improve the effectiveness and reduce costs of the Company’s European packaging, warehousing and distribution activities.

General corporate expenses increased in 2007 compared to 2006 due to higher stock-based compensation, partially offset by lower project related costs.

For further information on restructuring activities, see Note 6 to the Consolidated Financial Statements for the year ended September 30, 2008 filed with the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, which is incorporated by reference herein. See “Where you can find more information.”

Interest and other financing items

Interest expense for fiscal 2008 increased $90.1 on higher average borrowings resulting from the Playtex acquisition. Other financing items, which includes interest income and foreign exchange gains and losses from the Company’s worldwide affiliates, were unfavorable $25.2 for fiscal year 2008 due primarily to exchange losses in the current period compared to exchange gains last year and lower interest income of $8.4. These exchange losses were offset by currency gains in segment profit.

Interest expense increased $13.3 in 2007 as compared to 2006 due to higher average borrowings resulting from share repurchases and higher interest rates. Other financing expense was favorable $15.8 in 2007 compared to 2006, due to higher interest income of $11.0 and currency exchange gains in 2007 compared to currency exchange losses in 2006.

Income taxes

Income taxes, which include federal, state and foreign taxes, were 30.4%, 26.0% and 26.8% of earnings before income taxes in 2008, 2007 and 2006, respectively. Income taxes include the following items which impact the overall tax rate:

•	Adjustments were recorded in each of the three years to revise previously recorded tax accruals to reflect refinement of estimates of tax attributes to amounts in filed returns, settlement of tax audits and certain other tax adjustments in a number of jurisdictions. Such adjustments increased the income tax provision by $1.1 in 2008 and decreased the income tax provision by $7.9 and $10.9 in 2007 and 2006, respectively.

•	A tax benefit of $11.0 was recorded in 2008 associated with the write-up and subsequent sale of inventory acquired in the Playtex acquisition.

•	In 2007 and 2006, $4.3 and $5.7, respectively, of tax benefits related to prior years’ losses were recorded. These benefits related to foreign countries where our subsidiary subsequently began to generate earnings and could reasonably expect future profitability sufficient to utilize tax loss carry-forwards prior to expiration. Improved profitability in Mexico in 2007 and 2006 account for the bulk of the benefits recognized.

•	Legislation enacted in Germany in August 2007 reduced the tax rate applicable to the Company’s subsidiaries in Germany for fiscal 2008 and beyond. Thus, an adjustment of $9.7 was made to reduce deferred tax liabilities in fiscal 2007.

Excluding the items discussed above, the income tax percentage was 30.9% in 2008, 31.0% in 2007 and 31.5% in 2006.

The Company’s effective tax rate is highly sensitive to country mix, from which earnings or losses are derived. Declines in earnings in lower tax rate countries, earnings increases in higher tax rate countries, increases in repatriation of foreign earnings or operating losses in the future could increase future tax rates. Additionally, adjustments to prior year tax accrual estimates could increase or decrease future tax provisions.

Liquidity and capital resources

This discussion of the Company’s liquidity and capital resources at March 31, 2009 is derived from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009. For a discussion of our liquidity and capital resources, including market risk, as of September 30, 2008, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report of Form 10-K for the fiscal year ended September 30, 2009, incorporated by reference in this document.

Cash flow from operations is the primary funding source for operating needs and capital investments. Cash flow from operations decreased to $126.2 for the six months ended March 31, 2009 as compared to $230.5 for the same period last year. Changes in working capital drove the reduction. Investment in inventory increased approximately $80 during the first six months of 2009 as compared to a reduction of approximately $14 for the same period last year, due to several factors, including the timing of sun care shipments in the 2009 season and inventory build to support certain supply chain initiatives, including termination of certain sun care distributor agreements. In addition, other current liabilities as compared to the same period last year decreased by approximately $50 due, in part, to lower advertising and promotional accruals and the impact of the previously discussed change in the PTO policy. Additionally, the Company made a $24.7 deposit in conjunction with its share option contract, which is in place to mitigate the impact of changes in certain of the Company’s deferred compensation liabilities. This deposit is reported on the Other, net line in the Statement of Cash Flows filed with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and incorporated by reference herein, and discussed below under “Market risk—Stock price exposure.” The above negative impacts were partially offset by higher operating cash flow before changes in working capital, exclusive of the share option deposit impact.

Capital expenditures were $75.7 for the six months ended March 31, 2009 and $57.9 for the same period last year. Full year capital expenditures are estimated to be approximately $150 for 2009.

The Company currently has approximately 8 million shares remaining on its current 10 million share repurchase authorization. Future purchases may be made from time to time on the open market or through privately negotiated transactions, subject to corporate objectives and the discretion of management.

The Company’s total borrowings were $2,876.3 at March 31, 2009, including $646.3 tied to variable interest rates. The Company maintains total debt facilities of $3,333.3, of which $446.0 remained available as of March 31, 2009. Over the next twelve months, the Company has $306 of scheduled debt maturities. These maturities will be repaid from cash flow from operations, availability under the Company’s revolver facility and proceeds from the proposed equity issuance. During the second quarter, the Company entered into interest rate swap agreements with two major international financial institutions that fixed the interest rate on $300 of the Company’s variable rate debt for the next four years at an interest rate of 2.61%.

Under the terms of the Company’s credit agreements, the ratio of the Company’s indebtedness to its EBITDA, as defined in the agreements, cannot be greater than 4.00 to 1, and may not remain above 3.50 to 1 for more than four consecutive quarters. If and so long as the ratio is above 3.50 to 1 for any period, the Company is required to pay additional interest expense for the period in which the ratio exceeds 3.50 to 1. The interest rate margin and certain fees vary depending on the indebtedness to EBITDA ratio. Under the Company’s private placement note agreements, the ratio of indebtedness to EBITDA may not exceed 4.0 to 1. However, if the ratio is above 3.50 to 1, the Company is required to pay an additional 75 basis points in interest for the period in which the ratio exceeds 3.50 to 1. In addition, under the credit agreements, the ratio of its current year EBIT, as defined in the agreements, to total interest expense must exceed 3.00 to 1. The Company’s ratio of indebtedness to its EBITDA was 3.30 to 1, and the ratio of its EBIT to total interest expense was 4.32 to 1 as of March 31, 2009. If the Company fails to comply with the financial covenants referred to above or with other requirements of the credit agreements or private placement note agreements, the lenders would have the right to accelerate the maturity of the debt. Acceleration under one of these facilities would trigger cross defaults on other borrowings. The Company believes that the cost and long-term nature of its current debt structure is a valuable asset given recent changes in the credit markets due to the global economic crisis. The Company anticipates that it will remain in compliance with its current debt covenant requirements in the foreseeable future. Additionally, the Company believes that reducing overall leverage and maintaining a covenant cushion with a portion of the proceeds of this equity offering should provide adequate capital for the Company to pursue its strategic initiatives and provide greater financial and operational flexibility, while helping to preserve the strength of its current favorable debt structure.

On May 5, 2009, the Company amended and renewed its existing receivables securitization program, under which the Company sells interests in certain accounts receivable, and which provides funding to the Company of up to $200 with two large financial institutions. The sales of the receivables are effected through a bankruptcy remote special purpose subsidiary of the Company, Energizer Receivables Funding Corporation (ERFC). Funds received under this financing arrangement are treated as borrowings rather than proceeds of accounts receivables sold for accounting purposes. However, borrowings under the program are not considered debt for covenant compliance purposes under the Company’s credit agreements and private placement note agreements. The program is subject to renewal annually on the anniversary date. At March 31, 2009, a total of $123.9 was outstanding under the previous program prior to the amendment. The total outstanding under this financing arrangement following the amendment and renewal on May 5, 2009 was $158.3.

The counterparties to long-term committed borrowings consist of a number of major international financial institutions. The Company continually monitors positions with, and credit ratings of, counterparties both internally and by using outside ratings agencies. The Company has staggered long-term borrowing maturities through 2017 to reduce refinancing risk in any single year and to optimize the use of cash flow for repayment.

A summary of Energizer’s significant contractual obligations at March 31, 2009 is shown below:

		Less than 1			More than 5
	Total	year	1-3 years	3-5 years	years

Long-term debt, including current maturities	$2,692.5	$306.0	$417.0	$929.5	$1,040.0
Interest on long-term debt	664.7	127.0	216.1	159.4	162.2
Operating leases	61.4	17.9	25.4	10.9	7.2
Purchase obligations and other(1)	102.2	89.2	11.5	1.5	—

Total	$3,520.8	$540.1	$670.0	$1,101.3	$1,209.4

(1)	The Company has estimated approximately $1.3 of cash settlements associated with unrecognized tax benefits within the next year, which are included in the table above. As of March 31, 2009, the Company’s Consolidated Balance Sheet reflects a liability for unrecognized tax benefits of approximately $49 excluding interest and penalties. The contractual obligations table above does not include this liability. Due to the high degree of uncertainty regarding the timing of future cash outflows of liabilities for unrecognized tax benefits beyond one year, a reasonable estimate of the period of cash settlement for periods beyond the next twelve months cannot be made, and thus is not included in this table.

The Company has contractual purchase obligations for future purchases, which generally extend one to three months. These obligations are primarily purchase orders at fair value that are part of normal operations and are reflected in historical operating cash flow trends. In addition, the Company has various commitments related to service and supply contracts that contain penalty provisions for early termination. As of March 31, 2009, we do not believe such purchase obligations or termination penalties will have a significant effect on our results of operations, financial position or liquidity position in the future.

The Company believes that cash flows from operating activities and periodic borrowings under existing credit facilities will be adequate to meet short-term and long-term liquidity requirements prior to the maturity of the Company’s credit facilities, although no guarantee can be given in this regard.

Market risk

Currency rate exposure

A significant portion of Energizer’s product cost is more closely tied to the U.S. dollar than to the local currencies in which the product is sold. As such, a weakening of currencies relative to the U.S. dollar results in margin declines unless mitigated through pricing actions, which are not always available due to the competitive environment. Conversely, a strengthening in currencies relative to the U.S. dollar can improve margins. This margin impact coupled with the translation of foreign operating results to the U.S. dollar for financial reporting purposes may have an impact on reported operating profits. See “Results for the three and six months ended March 31, 2009 compared to results for the three and six months ended March 31, 2008” for further discussion.

The Company generally views its investments in foreign subsidiaries with a functional currency other than the U.S. dollar as long-term. As a result, the Company does not generally hedge these net investments. Capital structuring techniques are used to manage the net investment in foreign currencies, as necessary. Additionally, the Company attempts to limit its U.S. dollar net monetary liabilities in countries with unstable currencies.

From time to time the Company may employ foreign currency hedging techniques to mitigate potential losses in earnings or cash flows on foreign currency transactions, which primarily consist of anticipated intercompany purchase transactions and intercompany borrowings. External purchase transactions and intercompany dividends and service fees with foreign currency risk may also be hedged. The Company’s primary foreign affiliates that are exposed to U.S. dollar purchases have the euro, the yen, the British pound, the Canadian dollar and the Australian dollar as their local currencies.

The Company uses natural hedging techniques, such as offsetting like foreign currency cash flows, foreign currency derivatives with durations of generally one year or less, including forward exchange contracts, purchased put and call options and zero-cost option collars. Certain of the foreign exchange contracts have been designated as cash flow hedges and are accounted for in accordance with Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133).

The Company enters into foreign currency derivative contracts to hedge existing balance sheet exposures. Any losses on these contracts would be fully offset by exchange gains on the underlying exposures, thus they are not subject to significant market risk. At March 31, 2009, the Company had a loss of $0.5 included in earnings on unsettled forward currency contracts. In addition, the Company has entered into a series of forward currency contracts to hedge the cash flow uncertainty of forecasted inventory purchases due to short term currency fluctuations. These transactions are accounted for as cash flow hedges. At March 31, 2009, the Company had an unrecognized pre-tax gain on these forward currency contracts accounted for as cash flow hedges of $13.7 included in Accumulated Other Comprehensive Income.

In addition, the Company has investments in Venezuela, which currently require government approval to convert local currency to U.S. dollars at official government rates. The government approval for currency conversion to satisfy U.S. dollar liabilities to foreign suppliers has been delayed in recent periods, resulting in higher cash balances and higher past due U.S. dollar payables to other Energizer affiliates within our Venezuelan subsidiary. If the Company was forced to settle its

Venezuelan subsidiary’s U.S. dollar liabilities at a rate equal to the unofficial, parallel currency exchange rate as of March 31, 2009, it would result in a currency exchange loss of approximately $30.

Commodity price exposure

The Company uses raw materials that are subject to price volatility. The Company will use hedging instruments as it desires to reduce exposure to variability in cash flows associated with future purchases of zinc or other commodities. These hedging instruments are accounted for as cash flow hedges under SFAS 133. At March 31, 2009, the fair market value of the Company’s outstanding hedging instruments included in Accumulated Other Comprehensive Income was an unrealized pre-tax loss of $4.2. Contract maturities for these hedges extend into fiscal year 2010.

Interest rate exposure

The Company has interest rate risk with respect to interest expense on variable rate debt. At March 31, 2009, the Company had $646.3 of variable rate debt outstanding, of which $300.0 is hedged via an interest rate swap as disclosed below. As a result, after giving effect to the hedged amount, a hypothetical one percentage point increase in variable interest rates would have an annual unfavorable impact of approximately $3.5 on the Company’s earnings before taxes and cash flows, based upon the current variable debt level at March 31, 2009.

During the second quarter, the Company entered into interest rate swap agreements with two major international financial institutions that fixed the variable benchmark component (LIBOR) of the Company’s interest rate on $300 of the Company’s variable rate debt for the next four years. At today’s spread to this benchmark, the interest rate would be 2.61%. These hedging instruments are accounted for under SFAS 133 as cash flow hedges. At March 31, 2009, the Company had an unrecognized loss on these interest rate swap agreements accounted for as cash flow hedges of $0.6 included in Accumulated Other Comprehensive Income.

Stock price exposure

At March 31, 2009, the Company held a share option with a major multinational financial institution to mitigate the impact of changes in certain of the Company’s deferred compensation liabilities, which are tied to the Company’s common stock price. The fair market value of the share option was $7.4 as included in other current assets and $12.3 as included in other current liabilities at March 31, 2009 and 2008, respectively. The change in fair value of the total share option for the current quarter and six months resulted in expense of $3.2 and $14.9, respectively, and expense of $11.6 and $10.9 for the same quarter and six months last year, respectively, and was recorded in SG&A. In addition, as a result of the decline in the Company’s share price during the quarter ended December 31, 2008, the Company placed a $24.7 deposit with the counterparty, as required under the option agreement. Period activity related to the share option is classified in the same category in the cash flow statement as the period activity associated with the Company’s deferred compensation liability, which was cash flow from operations.

Seasonal factors

The Company’s Household Products segment results are significantly impacted in the first quarter of the fiscal year by the additional sales volume associated with the December holiday season, particularly in North America. First quarter sales accounted for 32%, 30% and 31% of total Household Products net sales in 2008, 2007 and 2006, respectively. In addition, natural disasters, such as hurricanes, can create conditions that drive exceptional needs for portable power and spike battery and lighting products sales.

Customer orders for the Company’s Sun Care products are highly seasonal, which has historically resulted in higher Sun Care sales in the second and third quarters of the fiscal year and lower sales in the first and fourth quarters of the fiscal year. As a result, sales, operating income, working capital and cash flows for the Personal Care segment can vary significantly between quarters of the same and different years due to the seasonality of orders for Sun Care products.

Other factors may also have an impact on the timing and amounts of sales, operating income, working capital and cash flows. They include: the timing of new product launches by competitors or by the Company, the timing of advertising, promotional, merchandising or other marketing activities by competitors or by the Company, and the timing of retailer merchandising decisions and actions.

Environmental matters

The operations of the Company, like those of other companies, are subject to various federal, state, foreign and local laws and regulations intended to protect the public health and the environment. These regulations relate to matters including worker safety, air and water quality, underground storage tanks and hazardous materials handling, generation, discharge and disposal. The Company has received notices from the U.S. Environmental Protection Agency, state agencies and/or private parties seeking contribution, that it has been identified as a “potentially responsible party” (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act, and may be required to share in the cost of cleanup with respect to certain federal “Superfund” sites. It may also be required to share in the cost of cleanup with respect to a number of other third party disposal sites with which it is involved, including two state-designated sites and other sites outside of the U.S. In addition, the Company is currently involved with the investigation and cleanup of contamination relating to a number of its current and former sites.

Accrued environmental costs at March 31, 2009 were $10.3. This accrual is not measured on a discounted basis. It is difficult to quantify with certainty the cost of environmental matters, particularly remediation and future capital expenditures for environmental control equipment. Nevertheless, based on information currently available, the Company believes the possibility of material environmental costs in excess of the accrued amount is remote.

Inflation

Management recognizes that inflationary pressures may have an adverse effect on the Company, through higher material, labor and transportation costs, asset replacement costs and related depreciation, and other costs. In general, the Company has been able to offset or minimize inflation effects through other cost reductions and productivity improvements through mid-2005, thus inflation was not a significant factor to that point. In recent years, the cost of zinc, nickel, steel, oil and other commodities used in the Company’s production and distribution have increased to levels well above those of prior years.

Critical accounting policies

The Company identified the policies below as critical to its business operations and the understanding of its results of operations. The impact and any associated risks related to these policies on its business operations is discussed throughout “Management’s discussion and analysis of financial condition and results of operations,” where such policies affect the reported and expected financial results.

Preparation of the financial statements in conformity with generally accepted accounting principles (GAAP) in the U.S. requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. On an ongoing basis, the Company evaluates its estimates, including those related to customer programs and incentives, product returns, inventories, intangible assets and other long-lived assets, income taxes, financing, pensions and other postretirement benefits, and contingencies. Actual results could differ from those estimates. This listing is not intended to be a comprehensive list of all of the Company’s accounting policies.

Revenue Recognition The Company’s revenue is from the sale of its products. Revenue is recognized when title, ownership and risk of loss pass to the customer. When discounts are offered to customers for early payment, an estimate of such discounts is recorded as a reduction of net sales in the same period as the sale. Standard sales terms are final and, except for seasonal sun care returns which is discussed in detail in the next paragraph, returns or exchanges are not permitted unless a special exception is made; reserves are established and recorded in cases where the right of return does exist for a particular sale.

Under certain circumstances, the Company allows customers to return Sun Care products that have not been sold by the end of the sun care season, which is normal practice in the sun care industry. It records sales at the time the title, ownership and risk of loss pass to the customer. The terms of these sales vary but, in all instances, the following conditions are met: the sales arrangement is evidenced by purchase orders submitted by customers; the selling price is fixed or determinable; title to the product has transferred; there is an obligation to pay at a specified date without any additional conditions or actions required by the Company; and collectability is reasonably assured. Simultaneous with the sale, the Company reduces sales and cost of sales, and reserve amounts on its consolidated balance sheet for anticipated returns based upon an estimated return level, in accordance with GAAP. Customers are required to pay for the Sun Care product purchased during the season under the required terms. Due to the seasonal nature of sun care, the Company offers a limited extension of terms to certain qualified customers. This limited extension requires substantial cash payments prior to or during the sun care season. It generally receives returns of U.S. Sun Care products from September through January following the summer sun care season. It estimates the level of sun care returns using a variety of inputs including historical experience, consumption trends during the sun care season and inventory positions at key retailers as the sun care season progresses. It monitors shipment activity and inventory levels at key retailers during the season in an effort to gauge potential returns issues. This allows the Company to manage shipment activity to its customers, especially in the latter stages of the sun care season, to reduce the potential for returned product. The level of returns may fluctuate from its estimates due to several factors including weather conditions, customer inventory levels, and competitive conditions. Based on the Company’s 2008 Sun Care shipments, each percentage point change in our returns rate would have impacted its reported net sales by $2.8 and our reported operating income by $2.3.

The Company offers a variety of programs, primarily to its retail customers, designed to promote sales of its products. Such programs require periodic payments and allowances based on estimated results of specific programs and are recorded as a reduction to net sales. The Company accrues, at the time of sale, the estimated total payments and allowances associated with each transaction. Additionally, the Company offers programs directly to consumers to promote the sale of its products. Promotions which reduce the ultimate consumer sale prices are recorded as a reduction of net sales at the time the promotional offer is made, generally using estimated redemption and participation levels. Taxes collected on behalf of governmental authorities, which are generally included in the price to the customer, are also recorded as a reduction of net sales.

The Company continually assesses the adequacy of accruals for customer and consumer promotional program costs not yet paid. To the extent total program payments differ from estimates, adjustments may be necessary. Historically, these adjustments have not been material to annual results.

Pension Plans and Other Postretirement Benefits The determination of the Company’s obligation and expense for pension and other postretirement benefits is dependent on certain assumptions developed by the Company and used by actuaries in calculating such amounts. Assumptions include, among others, the discount rate, future salary increases and the expected long-term rate of return on plan assets. Actual results that differ from assumptions made are recognized on the balance sheet and subsequently amortized to earnings over future periods. Significant differences in actual experience or significant changes in assumptions may materially affect pension and other postretirement obligations. In determining the discount rate, the Company uses the yield on high-quality bonds that coincide with the cash flows of its plans’ estimated payouts. For the U.S. plans, which represent the Company’s most significant obligations, the CitiGroup yield curve is used in determining the discount rates.

Of the assumptions listed above, changes in the expected assets return have the most significant impact on the Company’s annual earnings prospectively. A one percentage point decrease or increase in expected assets return would decrease or increase the Company’s pre-tax pension expense by approximately $7. In addition, it may increase and accelerate the rate of required pension contributions in the future.

As of the measurement date, uncertainty in economic markets and the credit crisis produced an increase in yields in corporate bonds rated as high-quality. Discount rates based on high-quality corporate bonds increased as well, leading to decreases in obligations reported at year end. A one percentage point decrease in the discount rate would increase obligations by $65 at September 30, 2008.

As allowed under GAAP, the Company’s U.S. qualified pension plan uses Market Related Value, which recognizes market appreciation or depreciation in the portfolio over five years so it reduces the short-term impact of market fluctuations.

Valuation of Long-Lived Assets The Company periodically evaluates its long-lived assets, including goodwill and intangible assets, for potential impairment indicators. As a result of the Playtex acquisition in fiscal 2008, total intangible assets, including goodwill, are $2,840.0 at March 31, 2009. Judgments regarding the existence of impairment indicators, including lower than expected cash flows from acquired businesses, are based on legal factors, market conditions and operational performance. Future events could cause the Company to conclude that impairment indicators exist. The Company estimates fair value using valuation techniques such as EBITDA multiples and discounted cash flows. This requires management to make assumptions regarding future income, working capital and discount rates, which would affect the impairment calculation.

Income Taxes The Company estimates income taxes and the income tax rate in each jurisdiction that it operates. This involves estimating taxable earnings, specific taxable and deductible items, the likelihood of generating sufficient future taxable income to utilize deferred tax assets and possible exposures related to future tax audits. Deferred tax assets are evaluated on a subsidiary by subsidiary basis for realizability. Valuation allowances are established when the realization is not deemed to be more likely than not. Future performance is monitored, and when objectively measurable operating trends change, adjustments are made to the valuation allowances accordingly. To the extent the estimates described above change, adjustments to income taxes are made in the period in which the estimate is changed.

The Company operates in multiple jurisdictions with complex tax and regulatory environments, which are subject to differing interpretations by the taxpayer and the taxing authorities. At times, we may take positions that management believes are supportable, but are potentially subject to successful challenges by the appropriate taxing authority. The Company evaluates its tax positions and establishes liabilities in accordance with Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” The Company reviews these tax uncertainties in light of the changing facts and circumstances, such as progress of tax audits, and adjusts them accordingly.

Acquisitions The Company uses the purchase method, which requires the allocation of the cost of an acquired business to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess value of the cost of an acquired business over the fair value of the assets acquired and liabilities assumed is recognized as goodwill. The valuation of the acquired assets and liabilities will impact the determination of future operating results. The Company uses a variety of information sources to determine the value of acquired assets and liabilities including: third-party appraisers for the values and lives of property, identifiable intangibles and inventories; actuaries for defined benefit retirement plans and legal counsel or other experts to assess the obligations associated with legal, environmental or other claims.

Accounting standards

See the discussion in Note 2 to the Consolidated Financial Statements for the year ended September 30, 2008, filed with the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, and the discussion in Note 11 to the Consolidated Financial Statements for the quarter ended March 31, 2009, filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which are incorporated by reference herein. See “Where you can find more information.”

Description of capital stock

Information about our capital stock appears under “Description of Capital Stock” in the accompanying prospectus.

Description of indebtedness

(Dollars in millions)

Private placement notes

Energizer has issued fixed rate senior notes pursuant to note purchase agreements entered into on October 15, 2007, July 6, 2006, September 29, 2005, November 9, 2004, and June 1, 2003 (the “Note Purchase Agreements”), with various institutional investors in private placements. The senior notes are unsecured, and rank pari passu in right of repayment with Energizer’s other senior unsecured indebtedness. As of March 31, 2009, there was $2,230.0 outstanding in senior notes due 2009 to 2017 with fixed interest rates ranging from 3.4% to 6.6%.

Under the note purchase agreements, the ratio of Energizer’s total consolidated indebtedness to EBITDA for each period of four fiscal quarters may not exceed 3.5 to 1.0, except that the ratio may exceed 3.5 to 1.0 but be no greater than 4.0 to 1.0 for a period of not more than four successive fiscal quarters if Energizer pays an additional 75 basis points of interest for such period.

Other restrictive covenants in the note purchase agreements include restrictions on subsidiary indebtedness, liens, sales of assets, mergers and consolidations, dispositions of stock by restricted subsidiaries, and transactions with affiliates.

The notes are guaranteed by Energizer’s principal domestic operating subsidiaries.

Each of the note purchase agreements provides for customary events of default, including nonpayment, failure to comply with covenants; default in payment of other indebtedness, or acceleration of other indebtedness, in excess of $30; certain events of bankruptcy; or certain judgments or attachments in excess of $30. If a default in payment occurs under any of the notes, the holders of those notes may accelerate the maturity of the notes. If certain other defaults occur, the notes of the applicable series may be accelerated by the holders of a majority in principal amount of the notes of such series. If a default occurs as a result of a bankruptcy event, all of the notes will be automatically accelerated.

Bank credit agreements

Energizer is party to the following bank credit agreements:

•	a $600 Term Loan Credit Agreement, dated as of December 3, 2007 (the “Term Loan Agreement”), with the lenders named therein, JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. as Syndication Agent, and J.P. Morgan Securities Inc. and Banc of America Securities LLC as Co-Lead Arrangers and Book-Runners. The proceeds were used by Energizer to refund borrowings incurred to finance Energizer’s acquisition of Playtex Products, Inc. in 2007. At March 31, 2009, $462.5 was outstanding under the Term Loan Agreement.

•	a Revolving Credit Agreement, dated as of November 16, 2004 (the “U.S. Revolver”), with the lenders named therein, JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. as Syndication Agent, and J.P. Morgan Securities Inc. and Banc of America Securities LLC as Co-Lead Arrangers and Book Runners. The U.S. Revolver provided for a 5-year revolving credit facility in an initial amount of up to $300, which Energizer has subsequently reduced to $275. At March 31, 2009, $33.0 was outstanding under this facility.

•	A Multicurrency Revolving Credit Facility Agreement, dated August 24, 2005 (the “Singapore Revolver”), among Asian subsidiaries of Energizer, Energizer, as guarantor, the lenders referred to therein, Citigroup Global Markets Singapore Pte. Ltd., and Standard Chartered Bank as Arrangers, and Citicorp Investment Bank (Singapore) Limited as Agent. The Singapore Revolver provided for a five-year revolving credit facility in an initial amount of $325 (or the equivalent in other currencies), which Energizer has subsequently reduced to $210. There was nothing outstanding under this facility at March 31, 2009.

Under each of these credit agreements, Energizer is subject to a number of restrictive covenants, including (i) a requirement that the ratio of Energizer’s consolidated indebtedness to EBITDA (as defined, calculated on a pro forma basis in the case of permitted acquisitions) not be greater than 4.00 to 1, and not remain above 3.50 to 1 for more than four consecutive quarters, and (ii) a requirement that the ratio of the EBIT (as defined, calculated on a pro forma basis in the case of permitted acquisitions) to total interest expense must exceed 3.00 to 1 for each fiscal quarter. The Company’s ratio of indebtedness to EBITDA was 3.30 to 1, and the ratio of its EBIT to total interest expense was 4.32 to 1, as of March 31, 2009. Under the Term Loan Agreement and the U.S. Revolver, the interest rate margin and certain fees vary depending on the indebtedness to EBITDA ratio.

The obligations of Energizer under the Term Loan Agreement and the U.S. Revolver are guaranteed by each of the material domestic subsidiaries of Energizer.

The U.S. Revolver and the Term Loan Agreement include similar restrictive covenants. These include restrictions on: subsidiary indebtedness; sales of assets; liens and encumbrances; investments; contingent obligations; conduct of business; formation of subsidiaries; acquisitions; transactions with shareholders and affiliates; fundamental changes; sales and leasebacks; hedging transactions; issuance of certain preferred or redeemable stock; and non-guarantor subsidiaries. The Singapore Revolver includes similar restrictions on Energizer relating to; subsidiary indebtedness; investments; contingent obligations; hedging transactions; and issuance of certain preferred or redeemable stock. The Singapore Revolver also includes restrictive covenants applicable only to the Asian subsidiaries.

Each of the credit agreements provides for customary events of default, including nonpayment, failure to comply with covenants, defaults under other agreements governing indebtedness in excess of $30; certain judgments or attachments in excess of $30; change of control; certain events of bankruptcy; or the occurrence of the amortization date under Energizer’s receivables securitization facility. If a default occurs and is continuing, the lenders holding a majority of the loans or commitments under the applicable agreement may elect to terminate the agreement and accelerate the maturity of the obligations.

Receivables facility

Since 2000, Energizer has maintained a receivables securitization program, under which subsidiaries of Energizer routinely sell a pool of U.S. accounts receivable to Energizer Receivables Funding Corporation (“ERFC”), which is a bankruptcy-remote special purpose subsidiary of Energizer. ERFC then sells undivided interests in the receivables to outside conduits.

On May 4, 2009, several wholly-owned subsidiaries of Energizer entered into the Third Amended and Restated Receivables Purchase Agreement relating to this program, with The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (“BOTM”), as Administrative Agent and Funding Agent, and the Conduits and Committed Purchasers referred to therein (the “Third Amended Agreement”).

Under the Third Amended Agreement, the receivables program was renewed for an additional 364 days, commencing May 4, 2009. In addition, Mizuho Corporate Bank, LTD which previously participated in the program, was replaced as Administrative Agent by BOTM, and the maximum funding available under the Program was reduced from $200 to $100.

On May 5, 2009, the Third Amended Agreement was further amended to add an additional conduit to the program, and to once more increase the maximum amount which may be advanced under the program to $200. On that date, the parties executed Amendment No. 1 to Third Amended and Restated Receivables Purchase Agreement, among the parties to the Third Amended Agreement, SunTrust Robinson Humphrey, Inc., as an Agent, and Three Pillars Funding LLC, as a conduit.

Upon the occurrence of an Amortization Event referred to in the Third Amended Agreement, the reinvestment of the proceeds of receivables would be subject to termination, in which event the proceeds collected under the pool of receivables would be applied to the amortization of amounts outstanding under the program and no further funding would be provided to Energizer under the program. Amortization Events include failure by Energizer to comply with the financial covenants in the Term Loan Agreement; default by Energizer under other indebtedness in excess of $30; certain events of bankruptcy; change of control; and certain matters relating to the performance of the pool of receivables. Energizer has agreed to indemnify the financing parties for certain matters under the program, excluding, however, losses resulting from the inability of the obligors under the receivables to pay their obligations.

Funds received under the receivables securitization program are treated as borrowings rather than proceeds of accounts receivables sold for accounting purposes. However, borrowings under the program are not considered debt for covenant compliance purposes under the credit agreements and private placement note agreements described above. The total outstanding under this financing arrangement following the amendment on May 5, 2009 was $158.3.

The purchase commitments under the Program expire on May 3, 2010, but may be extended for successive periods of 364 days, subject to, among other conditions, the consent of the Committed Purchasers.

Our business

General

Energizer Holdings, Inc., incorporated in Missouri in 1999, is one of the world’s largest manufacturers and marketers of primary batteries, portable lighting and personal care products in the wet shave, skin care, feminine care and infant care categories. On April 1, 2000, all of the outstanding shares of common stock of Energizer were distributed in a tax-free spin-off to shareholders of Ralston Purina Company.

Energizer is the successor to over 100 years of expertise in the battery and portable lighting products industry. Its brand names Eveready and Energizer have worldwide recognition for quality and dependability, and are marketed and sold in more than 165 countries.

On March 28, 2003, we completed the acquisition of the Schick-Wilkinson Sword (SWS) business from Pfizer, Inc. SWS is the second largest manufacturer and marketer of men’s and women’s wet shave products in the world. Its portfolio of products include: the Quattro for Women, Intuition, Lady Protector and Silk Effects Plus women’s shaving systems and the Quattro, Xtreme 3 and Protector men’s shaving systems, as well as the Quattro, Xtreme 3, and ST Slim Twin disposables. SWS has over 75 years of history in the shaving products industry with a reputation for high quality and innovation in shaving technology. SWS products are sold in more than 140 countries.

On October 1, 2007, we completed the acquisition of all of the outstanding stock of Playtex Products, Inc., a leading manufacturer and marketer of well-recognized branded consumer products in North America. Its portfolio of products include Playtex feminine care products, Playtex infant care products, Diaper Genie diaper disposal systems, Wet Ones pre-moistened towelettes, Banana Boat and Hawaiian Tropic sun care products, and Playtex household gloves.

Our subsidiaries operate 29 manufacturing and packaging facilities in 14 countries on five continents, and employ over 5,000 colleagues in the United States and 11,000 in foreign jurisdictions.

Industries

We operate in five distinct industries: battery and portable lighting products, wet shave, skin care, feminine care and infant care. Our two largest categories by revenue are battery products and wet shave. Globally, the battery category is comprised of two primary competitors, Energizer and Duracell, which we estimate represent approximately 70% of the market. In the U.S., the wet shave category is comprised of two primary competitors, Procter & Gamble and Energizer, which we estimate represent approximately 80% of the market.

Principal products

Household products

Energizer’s Household products division manufactures and markets one of the most extensive product portfolios in household batteries, specialty batteries and portable lighting products.

In household batteries, we offer batteries using carbon zinc, alkaline, rechargeable and lithium technologies. These products are marketed and sold into the price, premium and performance segments. This allows us to penetrate the broad range of the market and meet most consumer needs. We distribute our portfolio of household and specialty batteries and portable lighting products through a far-reaching global distribution network, which also provides a platform for the distribution of our personal care products. Since Energizer’s invention of the first D cell battery in 1893, we have been committed to developing and marketing innovative new products for the portable power and portable lighting products market. As an independent company, Energizer has continued this dedication to innovation by introducing multiple new products, including extending our lithium battery technology to the first lithium AAA battery in 2004, and, in 2009, by announcing the first zinc air prismatic battery, which is the highest energy density battery of any consumer portable power solution (either disposable or rechargeable). Our portable lighting products business introduced more than 30 innovative products in 2008, designed to meet a wide range of consumer, industrial and military needs.

Personal care

Our Personal Care division manufactures Schick and Wilkinson Sword razor systems, composed of razor handles and refillable blades, and disposable shave products for men and women. We market our shaving products in more than 140 countries worldwide. Outside the U.S., we also offer shaving products such as lotions and shaving creams. We currently maintain the #2 global market share position in wet shaving. Schick-Wilkinson Sword, or “SWS,” has gained recognition for its innovation and development of new products designed to improve the shaving experience, including the introduction of the Intuition women’s system in 2003, a unique system incorporating a three-bladed razor surrounded by a skin conditioning solid which lathers, shaves and provides extra moisture in one step. In 2003, SWS introduced the Quattro men’s shaving system, the first four blade razor system for men. Since then, SWS has continued to introduce a number of extensions and improvements to these flagship systems.

In 2007, Energizer acquired Playtex Products Inc. and its portfolio of skin care, feminine care and infant care products.

In skin care, Energizer markets sun care products in lotion and spray-on varieties under the Banana Boat and Hawaiian Tropic brands. We believe these brands, on a combined basis, are the dollar market share leader in the U.S. sun care category. Energizer also offers Wet Ones pre-moistened towelettes, the leader in the U.S. hands and face wipes category, and Playtex household gloves, the branded household glove leader in the U.S.

In feminine care, we believe Playtex is the second largest selling tampon brand overall in the U.S. The Company also markets plastic applicator and deodorant products. Playtex offers plastic applicator tampons under the Playtex Gentle Glide and Playtex Sport brands, and Playtex Personal Cleansing Cloths, a pre-moistened towelette for feminine hygiene.

In infant care, Energizer markets a broad range of products including bottles, cups, and a full line of mealtime products under the Playtex Baby brand name. We believe we are the U.S. dollar market share leader in the infant feeding category. We also offer a line of pacifiers, including the Ortho-Pro and Binky pacifiers. Our Playtex Diaper Genie brand of diaper disposal systems leads the U.S. diaper pail category.

Sources and availability of raw materials

The principal raw materials used by Energizer—electrolytic manganese dioxide, zinc, silver, nickel, lithium, acetylene black, graphite, steel cans, nylon, brass wire, separator paper, and potassium hydroxide, for batteries, and steel, zinc, various plastic resins, synthetic rubber resins, soap based lubricants and various packaging materials, for wet shave products, and certain naturally derived fibers, resin-based plastics and certain chemicals for the Playtex product lines, are sourced on a regional or global basis. Although the prices of zinc, nickel, electrolytic manganese dioxide, and resins, in particular, have fluctuated in the past year, we believe that adequate supplies of the raw materials required for our operations are available at the present time. We cannot predict the future availability or prices of such materials. These raw materials are generally available from a number of different sources, and the prices of those raw materials are susceptible to currency fluctuations and price fluctuations due to transportation, government regulations, price controls, economic climate, or other unforeseen circumstances. In the past, we have not experienced any significant interruption in availability of raw materials.

We believe we have extensive experience in purchasing raw materials in the commodity markets. From time to time, management has taken positions in various ingredients to assure supply and to protect margins on anticipated sales volume.

Sales and distribution

Our products are marketed primarily through a direct sales force, but also through exclusive and non-exclusive distributors and wholesalers. In the U.S., Household Products and Personal Care each has a dedicated commercial organization reflecting the scale and importance of these businesses. Since October 1, 2007, the Playtex and Schick sales forces in the U.S. have been combined to form a team focused on our Personal Care product lines. Outside the U.S. and Canada, the commercial teams market our full portfolio of product offerings. We distribute our products to consumers through numerous retail locations worldwide, including mass merchandisers and warehouse clubs, food, drug and convenience stores, electronics specialty stores and department stores, hardware and automotive centers and military stores.

Although a large percentage of our sales are attributable to a relatively small number of retail customers, in fiscal 2008, only Wal-Mart Stores, Inc. and its subsidiaries, as a group, accounted for more than ten percent of our annual sales. For fiscal year 2008, this customer accounted for, in the aggregate, approximately 20.8% of our sales. Because of the short period between order and shipment date (generally less than one month) for most of our orders, the dollar amount of current backlog is not material and is not considered to be a reliable indicator of future sales volume.

Patents, technology and trademarks

We own a number of U.S., Canadian and foreign trademarks, which we consider of substantial importance and which are used individually or in conjunction with our other trademarks.

These include “Eveready”, “Energizer”, “Energizer Max”, “Energizer UltraPlus”, “Energizer Ultimate”, “Schick”, “Wilkinson Sword”, “Intuition”, “Quattro”, “Xtreme 3”, “Protector”, “Lady Protector”, “Silk Effects”, “ST Slim Twin”, “Exacta”, “Banana Boat”, “Hawaiian Tropic”, “Binky”, “Diaper Genie”, “Drop-Ins”, “First Sipster”, “Gentle Glide”, “Sport”, “Get on the Boat”, “HandSaver”, “Insulator”, “Insulator Sport”, “NaturaLatch”, “Natural Shape”, “Ortho Pro”, “Quick Straw”, “QuikBlok”, “Sipster”, “Sport”, “VentAire”, and “Wet Ones”, the Energizer Bunny and the Energizer Man character. As a result of the Playtex acquisition, we also own royalty-free licenses in perpetuity to the “Playtex” and “Living” trademarks in the United States, Canada and many foreign jurisdictions related to certain feminine hygiene, baby care, gloves and other products, but excluding certain apparel related products.

Our ability to compete effectively in the battery, wet shave, skin care, feminine care and infant care industries depends, in part, on its ability to maintain the proprietary nature of its technology and manufacturing processes through a combination of patent and trade secret protection, non-disclosure agreements, licensing, and cross-licensing agreements. We own or license from third parties a considerable number of patents, patent applications and other technology which we believe are extremely significant to our business. These relate primarily to battery product and lighting device improvements, additional battery product features, shaving product improvements and additional features, plastic applicators for tampons, baby bottles and nipples, disposable liners and plastic holders for the nurser systems, children’s drinking cups, pacifiers, sunscreen formulations, diaper disposal systems, and breast pump products and improvements, and manufacturing processes.

As of September 30, 2008, we owned (directly or beneficially) approximately 872 unexpired United States patents which have a range of expiration dates from October 2008 to January 2026, and had approximately 405 United States patent applications pending. It routinely prepares additional patent applications for filing in the United States. We also actively pursue foreign patent protection in a number of foreign countries. As of September 30, 2008, we owned (directly or beneficially) approximately 2,069 foreign patents and had approximately 1,194 patent applications pending in foreign countries.

Since publications of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that our subsidiaries were the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions.

Seasonality

Sales and operating profit for Household Products tends to be seasonal, with large purchases of batteries by consumers during the December holiday season, and increases in retailer inventories during late summer and autumn. In addition, natural disasters such as hurricanes can create conditions that drive exceptional needs for portable power and spike battery and flashlight sales. The wet shave business does not exhibit significant seasonal variability.

Customer orders for sun care products are highly seasonal, which has historically resulted in higher sun care sales to retailers during the late winter through mid-summer months.

Competition

The Household Products and Personal Care businesses are highly competitive, both in the United States and on a global basis, as large manufacturers with global operations compete for consumer acceptance and, increasingly, limited retail shelf space. Competition is based upon brand perceptions, product performance, customer service and price.

Unit growth in the battery category had been positive for many years, but unit volume declined on a year over year basis in 2008 due primarily to soft overall category demand in most developed markets. Higher-performance primary and rechargeable batteries have been growing at the expense of lower-performing batteries. Our principal battery competitors in the U.S. are Duracell International, Inc., a subsidiary of Procter & Gamble Company, and Spectrum Brands, Inc. We believe private-label sales by large retailers have also been growing in significance in some parts of the world. Duracell and Panasonic are significant competitors in South and Central America,

Asia and Europe, and local and regional battery manufacturers in Asia and Europe also compete for battery sales.

The global shaving products business, comprised of wet shave blades and razors, electric shavers, lotions and creams, is a growing consumer product segments worldwide. The wet shave segment of that business, the segment in which we participate, is further segmented between razor systems and disposable products. Geographically, North America, Western Europe and Japan represent relatively developed and stable markets with demographic trends that result in a stable, predictable number of shaving consumers. These markets are expected to rely primarily on new premium priced product introductions for growth as category blade unit consumption has been relatively flat for a number of years. As a result of demographic trends, however, there is a significant growth trend predicted for the wet shave segment in Latin American, Asian and Eastern European countries. Our principal competitors in the wet shave business worldwide are Procter & Gamble Company, which is the leading company in the global wet shave segment, and Bic Group, which competes primarily in the disposable segment.

The markets for skin care, feminine care and infant care products are also highly competitive, characterized by the frequent introduction of new products, accompanied by major advertising and promotional programs. Its competitors consist of a large number of domestic and foreign companies, including Procter & Gamble Company and Kimberly-Clark Corp. in feminine care, Schering-Plough and Johnson & Johnson in skin care, and a variety of competitors in the fragmented infant care market. In feminine care, we believe private label sales by large retailers in the U.S. have been growing.

We believe we have a significant market position in most geographic markets in which our businesses compete.

Legal proceedings

We and our subsidiaries are parties to a number of legal proceedings in various jurisdictions arising out of the operations of our business. Many of these legal matters are in preliminary stages and involve complex issues of law and fact, and may proceed for protracted periods of time. The amount of liability, if any, from these proceedings cannot be determined with certainty. However, based upon present information, we believe that our ultimate liability, if any, arising from pending legal proceedings, asserted legal claims and known potential legal claims which are likely to be asserted, should not be material to our financial position, taking into account established accruals for estimated liabilities.

Governmental regulation and environmental matters

Our operations are subject to various federal, state, foreign and local laws and regulations intended to protect the public health and the environment. These regulations relate to matters including worker safety, air and water quality, underground storage tanks and hazardous materials handling, generation, discharge, and disposal.

We have received notices from the U.S. Environmental Protection Agency, state agencies, and/or private parties seeking contribution, that we have been identified as a “potentially responsible party” (PRP) under the Comprehensive Environmental Response, Compensation and Liability Act, and may be required to share in the cost of cleanup with respect to certain federal “Superfund” sites. We may also be required to share in the cost of cleanup with respect to a number of other third party disposal sites with which we are involved, including two state-designated sites and certain international locations. Liability under the applicable federal and state statutes which mandate cleanup is strict, meaning that liability may attach regardless of lack of fault, and joint and several, meaning that a liable party may be responsible for all of the costs incurred in investigating and cleaning up contamination at a site. However, liability in such matters is typically shared by all of the financially viable responsible parties, through negotiated agreements. Negotiations with the U.S. Environmental Protection Agency, the state agencies that are involved on the state-designated sites, and other PRPs are at various stages with respect to the sites. Negotiations involve determinations of the actual responsibility of us and the other PRPs at the site, appropriate investigatory and/or remedial actions, and allocation of the costs of such activities among the PRPs and other site users. We are also currently involved with the investigation and cleanup of contamination relating to a number of our other current and former sites.

The amount of our ultimate liability in connection with those sites may depend on many factors, including the volume and toxicity of material contributed to the site, the number of other PRPs and their financial viability, and the remediation methods and technology to be used.

In addition, we undertook certain programs to reduce or eliminate the environmental contamination at the rechargeable battery facility in Gainesville, Florida, which was divested in November 1999. Responsibility for those programs was assumed by the buyer at the time of the divestiture. In 2001, the buyer, as well as its operating subsidiary which owned and operated the Gainesville facility, filed petitions in bankruptcy. In the event that the buyer and its affiliates become unable to continue the programs to reduce or eliminate contamination, we could be required to bear financial responsibility for such programs as well as for other known and unknown environmental conditions at the site. However, under the terms of the Reorganization Agreement between us and Ralston Purina Company, which has been assumed by an affiliate of The Nestle Corporation, Ralston’s successor is obligated to indemnify us for 50% of any such liabilities in excess of $3 million.

Under the terms of the 2003 Stock and Asset Purchase Agreement between Pfizer, Inc. and Energizer relating to the acquisition of the SWS business, environmental liabilities related to pre-closing operations of that business, or associated with properties acquired, were generally retained by Pfizer, subject to time limitations varying from 2 years to 10 years following closing with respect to various classes or types of liabilities, minimum thresholds for indemnification by Pfizer, and maximum limitations on Pfizer’s liability, which thresholds and limitations also vary with respect to various classes or types of liabilities. Many such indemnities have now expired.

Many European countries, as well as the European Union, have been very active in adopting and enforcing environmental regulations. In many developing countries in which we operate, there has not been significant governmental regulation relating to the environment, occupational safety, employment practices or other business matters routinely regulated in the United States. As such economies develop, it is possible that new regulations may increase the risk and expense of doing business in such countries and result in additional environmental liabilities.

Accruals for environmental remediation are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. These accruals are adjusted periodically as assessments take place and remediation efforts progress, or as additional technical or legal information becomes available.

It is difficult to quantify with certainty the potential financial impact of expenditures for environmental matters, particularly remediation costs, and future capital expenditures for environmental control equipment. Nevertheless, based upon the information currently available, we believe that our ultimate liability arising from such environmental matters, taking into account established accruals of $10.3 million for estimated liabilities at March 31, 2009, should not be material to our business or financial condition.

Certain of our products are subject to regulation under the Federal Food, Drug and Cosmetic Act and are regulated by the U.S. Food and Drug Administration (“FDA”).

The FDA is currently considering a monograph that would set testing requirements and labeling standards for sunscreen products. It is anticipated that the FDA may take action on this matter in the near future. If implemented, the monograph would likely result in new testing requirements and revised labeling for the “Banana Boat” and “Hawaiian Tropic” product lines, as well as competitors’ products, within one to two years after issuance. We are not able to estimate the costs of complying with these potential changes at this time.

Management

Executive officers and directors

Set forth below is information regarding our executive officers and directors.

Name	Position

Ward M. Klein	Chief Executive Officer of Energizer, Director
Joseph McClanathan	President and Chief Executive Officer, Energizer Household Products
David P. Hatfield	President and Chief Executive Officer, Energizer Personal Care
Daniel J. Sescleifer	Executive Vice President and Chief Financial Officer of Energizer
Gayle G. Stratmann	Vice President and General Counsel of Energizer
Peter J. Conrad	Vice President, Human Resources of Energizer
Bill G. Armstrong	Director
R. David Hoover	Director
John C. Hunter	Director
John E. Klein	Director
Richard A. Liddy	Director
W. Patrick McGinnis	Director
Joe R. Micheletto	Director
J. Patrick Mulcahy	Director
Pamela M. Nicholson	Director
John R. Roberts	Director

A list of the executive officers and directors of Energizer and their business experience follows. Ages shown are as of December 31, 2008.

Ward M. Klein—Chief Executive Officer of Energizer since January 2005. Prior to his current position he served as President and Chief Operating Officer from 2004 to 2005, and as President, International from 2002 to 2004. Mr. Klein joined Ralston Purina Company in 1979. He also served as President and Chief Operating Officer—Asia Pacific and PanAm from 2000 to 2002, as Vice President—Asia Pacific for Energizer from March to September 2000, as Vice President and Area Chairman, Asia Pacific, Africa and Middle East for battery operations from 1998 to 2000, as Area Chairman, Latin America from 1996-98, as Vice President, General Manager Global Lighting Products, 1994-96 and as Vice President of Marketing, 1992-94. Age: 53.

Joseph McClanathan—President and Chief Executive Officer, Energizer Household Products since November 2007. Prior to his current position and title, he served as President and Chief Executive Officer, Energizer Battery from 2004 to 2007, and President, North America from 2002 to 2004. Mr. McClanathan joined the Eveready Battery division of Union Carbide Corporation in 1974. He served as Vice President, North America of Energizer from 2000 to 2002, as Vice President and Chairman, North America of Eveready Battery Company, Inc. from 1999 to 2000, as Vice President, Chief Technology Officer from 1996 to 1999, and as Vice President, General Manager, Energizer Power Systems division from 1993 to 1996. Age: 56.

David P. Hatfield—President and Chief Executive Officer, Energizer Personal Care since November 2007. Prior to his current position and title, he served as President and Chief Executive Officer, Schick-Wilkinson Sword from April to November, 2007, as Executive Vice President and Chief Marketing Officer, Energizer Battery from 2004 to 2007, as Vice President, North American and Global Marketing, from 1999 to 2004. Age: 48.

Daniel J. Sescleifer—Executive Vice President and Chief Financial Officer of Energizer since October 2000. Mr. Sescleifer served as Vice President and Treasurer of Solutia Inc. from July to October 2000, as Vice President and Treasurer of Ralcorp Holdings, Inc, from 1996 to 2000, and as Director, Corporate Finance of Ralcorp Holdings, Inc. from 1994 to 1996. Age: 46.

Gayle G. Stratmann—Vice President and General Counsel of Energizer since March 2003. Ms. Stratmann joined Eveready Battery Company, Inc. in 1990. Prior to her current position, she served as Vice President, Legal Matters—Operations of Eveready Battery Company, Inc. since 2002. From 1996 to 2002, she served as Assistant General Counsel—Domestic. Age: 52.

Peter J. Conrad—Vice President, Human Resources of Energizer since March 2000. Mr. Conrad joined Eveready Battery Company, Inc. in 1997. Prior to his current position, he served as Vice President, Human Resources from 1997 to 2000. Mr. Conrad served as Vice President, Human Resources for Protein Technologies International, Inc., a former subsidiary of Ralston Purina Company, from 1995-97. Age: 48.

Bill G. Armstrong—Director since 2005. Mr. Armstrong served as Executive Vice President and Chief Operating Officer, Cargill Animal Nutrition (animal feed products), from 2001 to 2004. He is now retired. Prior to that, Mr. Armstrong served as Chief Operating Officer, Agribrands International, Inc. (animal feed products) from 1998 to 2001. Also a director of Ralcorp Holdings, Inc. Age: 60.

J. Patrick Mulcahy—Director since 2000. Mr. Mulcahy has served as Chairman of the Board of Energizer Holdings, Inc. since January 2007. Mr. Mulcahy served as Vice Chairman of the Board from January 2005 to January 2007, and prior to that time served as Chief Executive Officer, Energizer Holdings, Inc. from 2000 to 2005, and as Chairman of the Board and Chief Executive Officer of Eveready Battery Company, Inc. from 1987 until his retirement in 2005. Also a director of Solutia, Inc., Hanesbrands, Inc. and Ralcorp Holdings, Inc. Age: 64.

Pamela M. Nicholson—Director since 2002. Ms. Nicholson has served as President and Chief Operating Officer, Enterprise Rent-A-Car (auto leasing) since August, 1 2008. She served as Executive Vice President and Chief Operating Officer for Enterprise from 2004 to 2008, and as Senior Vice President, North American Operations from 1999 to 2004. Age: 49.

R. David Hoover—Director since 2000. Mr. Hoover has served as Chairman, President and Chief Executive Officer, Ball Corporation (beverage and food packaging and aerospace products and services) since 2002. Prior to that, he served as President and Chief Executive Officer from 2001 to 2002, and as Vice Chairman, President and Chief Operating Officer from April 2000 to 2001. Also a director of Ball Corporation, Irwin Financial Corporation and Qwest Communications International, Inc. Age: 63.

John C. Hunter—Director since 2005. Mr. Hunter served as Chairman, President and Chief Executive Officer of Solutia, Inc. (chemical products) from 1999 to 2004. He is now retired. On December 17, 2003, while Mr. Hunter served as President and Chief Executive Officer, Solutia, Inc. and fourteen of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Also a director of Penford Corporation. Age: 61.

John E. Klein—Director since 2003. Mr. Klein has served as President of Randolph College (education) since August 2007. Prior to that, Mr. Klein served as Executive Vice Chancellor for Administration, Washington University in St. Louis (education) from 2004 to August 2007. From 1985 to 2004, he served as President and Chief Executive Officer, Bunge North America, Inc. (agribusiness). Age: 63

John R. Roberts—Director since 2003. Mr. Roberts served as Executive Director, Civic Progress St. Louis (civic organization) from 2001 through 2006. He is now retired. From 1993 to 1998, he served as Managing Partner, Mid-South Region, Arthur Andersen LLP (public accountancy). Also a director of Regions Financial Corporation and Centene Corporation. Age: 67.

Richard A. Liddy—Director since 2000. Mr. Liddy served as Chairman of the Board of GenAmerica Financial Corporation (insurance holding company) from 2000 to 2002. He also served as Chairman of the Board of the Reinsurance Group of America, Incorporated (insurance) from 1995 to 2002. Mr. Liddy is now retired. Mr. Liddy was President of GenAmerica Financial from 1988 to 2000 and Chief Executive Officer of General American Life Insurance Company from 1992 to 2000. Also a director of Ralcorp Holdings, Inc. Age: 73.

Joe R. Micheletto—Director since 2000, Mr. Micheletto served as Chief Executive Officer and President, Ralcorp Holdings, Inc. (food products) from 1996 to 2003. He is now retired. Also a director of Ralcorp Holdings, Inc. and Vail Resorts, Inc. Age: 72.

W. Patrick McGinnis—Director since 2002, Mr. McGinnis has served as Chief Executive Officer and President, Nestlé Purina PetCare Company (pet foods and related products) since 2001. From 1999 to 2001, he served as Chief Executive Officer and President, Ralston Purina Company. Also a director of Brown Shoe Company, Inc. Age: 61.

Material United States federal income tax
consequences to non-United States holders of our
common stock

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder that acquires our common stock pursuant to this offering. This discussion is limited to non-U.S. holders who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (1) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not consider:

•	U.S. federal gift tax consequences, or U.S. state or local or non-U.S. tax consequences;

•	specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position, including, if the non-U.S. holder is a partnership that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

•	the tax consequences for the shareholders, partners, or beneficiaries of a non-U.S. holder;

•	special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, hybrid entities, certain former citizens or former long-term residents of the United States, broker-dealers, and traders in securities; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the shares of our common stock purchased in the offering, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners should consult their tax advisors about the United States federal income tax consequences of owning and disposing of our common stock.

The following discussion is based on provisions of the Code, applicable U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations, all as in effect on the date of this prospectus supplement, and all of which are subject to change, possibly on a retroactive basis. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations with respect to acquiring, owning and disposing of shares of our common stock.

Dividends

As discussed under “Price range of our common stock and dividend policy” above, we do not currently expect to make distributions with respect to our common stock. In the event that we do make distributions on our common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital and first reduce the non-U.S. holder’s basis, but not below zero, and then will be treated as gain from the sale of stock.

We will have to withhold U.S. federal income tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Under applicable U.S. Treasury regulations, for purposes of determining the applicability of a tax treaty rate:

•	a non-U.S. holder who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy certain certification (for example, IRS Form W-8BEN or other applicable form) and other requirements prior to the distribution date;

•	in the case of common stock held by a foreign partnership, the certification requirements will generally be applied to the partners of the partnership and the partnership will be required to provide certain information; and

•	in the case of common stock held by a foreign trust, the certification requirements will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a “foreign complex trust”, “foreign simple trust” or “foreign grantor trust” as defined in the applicable U.S. Treasury regulations.

A non-U.S. holder that is a foreign partnership or a foreign trust is urged to consult its own tax advisor regarding its status under these U.S. Treasury regulations and the certification requirements applicable to it.

A non-U.S. holder that is eligible for a reduced rate of withholding of U.S. federal income tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing a timely claim for a refund together with the required information with the Internal Revenue Service (“IRS”).

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, attributable to a permanent establishment in the United States) are taxed on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a resident of the United States. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification (for example, IRS Form W-8ECI or applicable successor form) and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on a foreign corporation that has earnings and profits (attributable to dividends or otherwise) that are effectively connected with the conduct of a trade or business in the United States.

Gain on disposition of common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax or any withholding thereof with respect to gain realized on a sale or other disposition of our common stock unless one of the following applies:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or, alternatively, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will generally be taxed on its net gain derived from the disposition at the regular graduated rates and in the manner applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, the non-U.S. holder will be subject to a 30% tax on the gain derived from the disposition; or

•	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or a “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date you dispose of our common stock or the period you held our common stock. We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. As long as our common stock is “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code, however, such common stock will be treated as United States real property interests only if you owned directly or indirectly more than 5 percent of such regularly traded common stock during the shorter of the 5-year period ending on the date you dispose of our common stock or the period you held our common stock and we were a USRPHC during such period. If we are or were to become a USRPHC and a non-U.S. holder owned directly or indirectly more than 5 percent of our common stock during the period described above or our common stock is not “regularly traded on an established securities market,” then a non-U.S. holder would generally be subject to U.S. federal income tax on its net gain derived from the disposition of our common stock at regular graduated rates.

Federal estate tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and, therefore, U.S. federal estate tax may be imposed with respect to the value of such stock, unless an applicable estate tax or other treaty provides otherwise.

Information reporting and backup withholding tax

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder is a resident.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on reportable payments on common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at the applicable rate (currently 28%), unless the 30% rate (or such lower rate as may be specified by an applicable income tax treaty) of withholding described above applies.

The payment of the proceeds of the sale or other disposition of common stock by a non-U.S. holder to or through the U.S. office of any broker, U.S. or non-U.S., generally will be reported to the IRS and reduced by backup withholding, unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the IRS, unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States will be reported to the IRS and may be reduced by backup withholding unless the broker receives a statement from the non-U.S. holder that certifies its status as a non-U.S. holder under penalties of perjury or the broker has documentary evidence in its files that the holder is a non-U.S. holder.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. These backup withholding and information reporting rules are complex and non-U.S. holders are urged to consult their own tax advisors regarding the application of these rules to them.

The foregoing discussion of U.S. federal income and estate tax considerations is general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to the particular tax consequences to you of purchasing, holding or disposing of our common stock, including the applicability and effect of any federal, state, local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. are acting as joint book-running managers of the offering, and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name:	Number of shares

J.P. Morgan Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Moelis & Company LLC
Mitsubishi UFJ Securities (USA), Inc.
SunTrust Robinson Humphrey, Inc.
Total	9,500,000

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults on its obligation to purchase the shares, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $      per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $      per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 1,425,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $      per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over-allotment	With full over-allotment
	exercise	exercise

Per share(1)
Total

We have agreed to pay Moelis & Company, our financial advisor in connection with this transaction, a fee of $1,750,000, which we have included in the underwriting discounts and commissions.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $500,000.

We have agreed that, for a period of 90 days after the date of this prospectus supplement, we may not, without the prior written consent of J.P. Morgan Securities Inc. (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, except that these restrictions do not apply to (A) the shares being offered in this offering; (B) an issuance by us of shares of common stock or options or rights to acquire shares of common stock pursuant to employee or director stock plans, including, without limitation, stock option, restricted and incentive stock plans, (C) the issuance or transfer of any shares of common stock pursuant to existing agreements and stock incentive plans, and (D) shares of common stock issued directly to the seller in connection with any acquisition undertaken by us, provided that the recipient will enter into a lock-up agreement agreeing not to dispose of such shares for a period of 90 days after the date of this prospectus supplement, and provided further that the number of shares issued pursuant to clause (D) may not exceed 10% of the outstanding shares of common stock.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of them, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities Inc. (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such individual in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the New York Stock Exchange under the symbol “ENR”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over the counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In connection with our U.S. Revolver, JPMorgan Chase Bank, N.A. (an affiliate of J.P. Morgan Securities Inc.) acts as Administrative Agent, Bank of America, N.A. (an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated) acts as Syndication Agent, and J.P. Morgan Securities, Inc. and Banc of America Securities LLC (an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated) act as Co-Lead Arrangers and Book-Runners. In connection with our Third Amended and Restated Receivables Purchase Agreement with The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (an affiliate of Mitsubishi UFJ Securities (USA), Inc.) acts as Administrative Agent and Funding Agent and SunTrust Robinson Humphrey, Inc. acts as agent under the receivables purchase agreement. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. See “Description of indebtedness”. The proceeds from this offering will be used for general corporate purposes, including the repayment of debt outstanding under the U.S. Revolver. The underwriters participating in this offering are members of the Financial Industry Regulation Authority, Inc., or FINRA. The syndicate of underwriters that may offer the common stock in this offering includes affiliates of the lenders that participate in our outstanding under the U.S. Revolver. We expect that a portion of the net proceeds of this offering will be paid to a member of FINRA or an affiliate of a member of FINRA by reason of the repayment of indebtedness under the U.S. Revolver as described under “Use of proceeds.” Accordingly, because more than 10% of the net proceeds from this offering could potentially be paid to affiliates of the underwriters, this offering will be made pursuant to the applicable provisions of FINRA Rule 5110(h) and in compliance with the requirements of NASD Rule 2720. See “Use of proceeds.”

Deutsche Bank Securities Inc. served as our financial advisor in connection with our agreement to purchase the assets of the “Edge” and “Skintimate” shave preparation business and will receive a fee from us should that transaction be consummated.

Selling restrictions

No action has been taken in any jurisdiction (except in the U.S.) that would permit a public offering of the shares of our common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the shares where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus nor any other offering material or advertisements in connection with the shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area/United Kingdom

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer within the EEA of shares of common stock which are the subject of the offering contemplated in this prospectus supplement should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor will authorize, the making of any offer of the shares of common stock through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares of common stock contemplated in this prospectus supplement.

For the purposes of this provision, and the buyer’s representation below, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares of common stock which are the subject of the offering contemplated by this prospectus supplement under, the offers contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

(a) it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any shares of common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares of common stock acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares of common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Switzerland

This prospectus supplement, as well as any other material relating to the shares of common stock which are the subject of the offering contemplated by this prospectus supplement, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares of common stock will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares of common stock, including, but not limited to, this prospectus supplement, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

The shares of common stock are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares of common stock with the intention to distribute them to the public. The investors will be individually approached by the underwriters from time to time.

This prospectus supplement, as well as any other material relating to the shares of common stock, are personal and confidential and do not constitute an offer to any other person. This prospectus supplement may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

France

This prospectus supplement and the accompanying prospectus (including any amendment, supplement or replacement thereto) have not been prepared in connection with the offering of our common stock that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no shares of common stock have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D.341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code Monétaire et Financier; none of this prospectus supplement and the accompanying prospectus or any other materials related to the offer or information contained therein relating to our common stock has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any shares of our common stock acquired by any Permitted Investors may be made only as provided by articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Italy

The offering of our common stock has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, or the CONSOB) pursuant to Italian securities legislation and, accordingly, our common stock may not and will not be offered, sold or delivered, nor may or will copies of this prospectus supplement or the accompanying prospectus or any other documents relating to our common stock or the offer be distributed in Italy other than to professional investors (operatori qualificati), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended, or Regulation No. 11522, or in other circumstances where an exemption from the rules governing solicitations to the public at large applies in accordance with Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended, or the Italian Financial Law, and Article 33 of CONSOB Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of our common stock or distribution of copies of this prospectus supplement or the accompanying prospectus or any other document relating to our common stock or the offer in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 385 of September 1, 1993, as amended, or the Italian Banking Law, the Italian Financial Law, Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy. Any investor purchasing shares of our common stock in the offer is solely responsible for ensuring that any offer or resale of shares it purchased in the offer occurs in compliance with applicable laws and regulations. This prospectus supplement and the accompanying prospectus and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Dubai International Financial Centre

This prospectus supplement relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement nor taken steps to verify the information set out in it, and has no responsibility for it. The shares of common stock which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares of common stock. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial adviser.

Legal matters

The validity of the common stock offered hereby will be passed upon for us by Gayle G. Stratmann, Vice President and General Counsel of Energizer. Ms. Stratmann is paid a salary by us, is a participant in various employee benefit plans offered by us to our employees generally and owns and has options to purchase shares of our common stock. Certain legal matters will be passed upon for us by Bryan Cave LLP, St. Louis, Missouri, which, together with Ms. Stratmann, has represented us in connection with the offering contemplated herein. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

Experts

Information about experts appears under “Experts” in the accompanying prospectus.

PROSPECTUS

ENERGIZER HOLDINGS, INC.
533 Maryville University Drive,
St. Louis, Missouri 63141
(314) 985-2000

Common Stock
Preferred Stock
Depositary Shares
Warrants
Purchase Contracts
Rights
Units

We may offer and sell from time to time our securities in one or more classes, separately or together in any combination and as separate series, and in amounts, at prices and on terms that we will determine at the times of the offerings. Selling security holders to be named in a prospectus supplement may offer and sell from time to time securities in such amounts as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of such securities by any selling security holders.

We will provide specific terms of any offering in supplements to this prospectus. The supplements may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

We or any selling security holder may offer the securities independently or together in any combination for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. The supplements to this prospectus will provide the names of any underwriters, the specific terms of the plan of distribution, the underwriting discounts and commissions, and the terms of any overallotment options.

Our common stock is listed on the New York Stock Exchange under the symbol “ENR.”

Investing in our securities involves risk. See “Risk Factors” beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities or combinations of the securities described in this prospectus in one or more offerings. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities that we or selling security holders may offer. Each time we or such security holders offer securities, we will provide a prospectus supplement and/or other offering material that will contain specific information about the terms of that offering. When we refer to a “prospectus supplement,” we are also referring to any free writing prospectus or other offering material authorized by us. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus, in any prospectus supplement, or any other offering material that we authorize, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, any supplement to this prospectus, or any other offering material that we authorize, is accurate at any date other than the date indicated on the cover page of these documents or the date of the statement contained in any incorporated documents, respectively. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities referred to in the prospectus supplement. This prospectus is not an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not interpret the delivery of this prospectus, or any sale of securities, as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that information in this prospectus may change after this date. Unless the context otherwise requires, in this prospectus “Energizer,” “we,” “us,” “our” and “ours” refer to Energizer Holdings, Inc. and its consolidated subsidiaries.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the additional risk factors and other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information.”

ENERGIZER HOLDINGS, INC.

Energizer Holdings, Inc., incorporated in Missouri in 1999, together with its subsidiaries (“Energizer”) is one of the world’s largest manufacturers of primary batteries, flashlights and personal care products in the wet shave, skin care, feminine care and infant care product categories.

Our executive offices are located at 533 Maryville University Drive, St. Louis, Missouri 63141, and our telephone number is (314) 985-2000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”). You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet site at http://www.energizer.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than the portions provided pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) after the date of this prospectus and before the end of the offering of the securities pursuant to this prospectus (SEC File No. 001-15401):

•	our Annual Report on Form 10-K for the year ended September 30, 2008, filed with the SEC on November 26, 2008;

•	our Quarterly Reports on Form 10-Q for the periods ended December 31, 2008, filed with the SEC on February 2, 2009, and March 31, 2009, filed with the SEC on May 11, 2009;

•	our Current Reports on Form 8-K, filed with the SEC on October 15, 2008, November 5, 2008, January 6, 2009, January 29, 2009, February 10, 2009, April 2, 2009, May 6, 2009 and May 11, 2009; and

•	the description of our common stock contained in our Registration Statement on Amendment No. 3 to Form 10, dated March 16, 2000, including any amendments or reports filed for the purpose of updating such description.

We encourage you to read our SEC reports, as they provide additional information about us which prudent investors find important. We will provide to each person to whom a prospectus is delivered a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus at no charge upon request in writing or by telephone to Energizer Holdings, Inc., Attn: Corporate Secretary, 533 Maryville University Drive, St. Louis, Missouri 63141, telephone: (314) 985-2000.

SELLING SECURITY HOLDERS

We may register securities covered by this prospectus for re-offers and resales by any selling security holders to be named in a prospectus supplement. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” we may add secondary sales of securities by any selling security holders by filing a prospectus supplement with the SEC. We may register these securities to permit selling security holders to resell their securities when they deem appropriate. A selling security holder may resell all, a portion or none of such security holder’s securities at any time and from time to time. Selling security holders may also sell, transfer or otherwise dispose of some or all of their securities in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts any selling security holders may offer securities for sale under this prospectus and any prospectus supplement. We may pay some or all expenses incurred with respect to the registration of the securities owned by the selling security holders. We will provide a prospectus supplement naming any selling security holders, the amount of securities to be registered and sold and any other terms of securities being sold by each selling security holder.

USE OF PROCEEDS

Unless we specify another use in the applicable prospectus supplement, we will use the net proceeds from the sale of any securities offered by us for general corporate purposes. Such general corporate purposes may include working capital additions, investments in or extensions of credit to our subsidiaries, capital expenditures, stock repurchases, debt repayment or financing for acquisitions. Pending such use, the proceeds may be invested temporarily in short-term, interest-bearing, investment-grade securities or similar assets. Except as may otherwise be specified in the applicable prospectus supplement, we will not receive any proceeds from any sales of securities by any selling security holder.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth the ratio of earnings to combined fixed charges and preference dividends for the periods indicated.

Earnings consist principally of income from continuing operations before income taxes plus fixed charges. Fixed charges include interest expense, capitalized interest and implied interest included in operating leases. We were not required to pay any preference security dividend for the periods indicated.

	Six Months
	Ended
	March 31,	Twelve Months Ended September 30,
	2009	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges and preference dividends	4.6	3.6	5.7	5.5	8.2	11.7

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document and the documents incorporated by reference contain both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “belief,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved.

The risk factors set forth or incorporated by reference above in the section entitled “Risk Factors” could affect future results, causing our results to differ materially from those expressed in our forward-looking statements.

The forward-looking statements included or incorporated by reference in this document are only made as of the date of this document or the respective document incorporated by reference herein, as applicable, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. See “Where You Can Find More Information.”

Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	risks associated with the current global recession and credit crisis;

•	failure to generate sufficient cash to service our indebtedness and grow our business;

•	limitations imposed by various covenants in our indebtedness;

•	our ability to successfully access capital markets and ensure adequate liquidity during the current global recession and credit crisis;

•	the extent to which our lenders have suffered losses related to the weakening economy that would impair their ability to fund our borrowings;

•	our ability to continue to develop new products;

•	our ability to execute our business strategy, achieve profitability, or maintain relationships with existing customers in our competitive industries;

•	the impact of economic conditions, changes in technology, and device trends on demand for our products;

•	the impact of changes in foreign, cultural, political, and financial market conditions on our international operations;

•	the effect of currency fluctuations;

•	changes in our raw material costs or disruptions in the supply of raw materials;

•	our ability to generate sufficient cash flows to support the carrying value of our goodwill, trademarks, other intangible assets, and other long-lived assets;

•	our ability to retain our principal customers;

•	the effect of regulation on our business in the U.S. and abroad;

•	events that may disrupt our manufacturing facilities or supply channels;

•	the extent of product liability and other claims against us;

•	changes in the funding obligations for our pension plan;

•	the resolution of our tax contingencies and the extent to which they result in additional tax liabilities;

•	our ability to adequately protect our intellectual property rights;

•	the impact of cost reduction measures on our competitive position;

•	our ability to achieve the anticipated benefits from the Playtex acquisition;

•	our ability to consummate the acquisition of the “Edge” and “Skintimate” shave preparation business;

•	our ability to achieve the anticipated benefits from the acquisition of the “Edge” and “Skintimate” shave preparation business;

•	our ability to continue to make strategic acquisitions and achieve the desired financial benefits; and

•	the impact of any restructuring and realignment initiatives.

The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning the matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock and the provisions of our Articles of Incorporation and Amended Bylaws. It also summarizes some relevant provisions of the Missouri General and Business Corporation Law, which we refer to as Missouri law or GBCL. Since the terms of our articles of incorporation, bylaws, and Missouri law are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Missouri law. If you would like to read those documents, they are on file with the SEC as described under the heading “Where You Can Find More Information.”

General

Energizer’s authorized capital stock consists of 310 million shares, of which:

•	300 million shares are designated as common stock, par value $.01 per share; and

•	10 million shares are designated as preferred stock, par value $.01 per share.

As of May 4, 2009, Energizer had 58,359,170 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders. The holders are not entitled to cumulate their votes in the election of directors. Generally, all matters on which shareholders vote must be approved by a majority of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. However, Energizer’s articles of incorporation include some supermajority requirements, including:

•	a requirement that the holders of at least two-thirds of the outstanding our common stock (and any other voting shares that may be outstanding), and a majority of the shares not owned by the shareholder benefiting from the transaction, must approve certain “business combinations”, unless the proposed transaction meets certain requirements described below in “Anti-Takeover Provisions in the Energizer Articles of Incorporation and Bylaws — Supermajority Voting Requirements for Certain Business Combinations”;

•	a requirement that the vote of two-thirds of the outstanding shares of common stock (and any other voting shares that may be outstanding) is required to remove a director for cause; and

•	a requirement that any amendment or repeal of specified provisions of Energizer’s articles of incorporation (including these supermajority requirements and provisions relating to directors and amendment of our bylaws) must be approved by at least two-thirds of the outstanding shares of our common stock (and any other voting shares that may be outstanding).

Subject to the prior rights of the holders of any shares of preferred stock which later may be issued and outstanding, holders of common stock are entitled to receive dividends as and when declared by us out of legally available funds, and, if we liquidate, dissolve, or wind up Energizer, to share ratably in all remaining assets after we pay liabilities. Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote of shareholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions for the common stock.

We may issue additional shares of authorized common stock without shareholder approval, subject to applicable rules of the NYSE.

The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company. Information about Continental may be obtained at (888) 509-5580. Our common stock is listed on the NYSE under the symbol “ENR”.

Preferred Stock

The following is a description of general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

All of the terms of the preferred stock are, or will be contained in our articles of incorporation or in one or more certificates of designation relating to each series of the preferred stock, which will be filed with the SEC at or prior to the issuance of the series of preferred stock, and will be available as described under the heading “Where You Can Find More Information.”

Our board of directors is authorized, without further shareholder approval but subject to applicable rules of the NYSE and any limitations prescribed by law, to issue up to 10 million shares of preferred stock from time to time in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be stated in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. Our board of directors is expressly authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to the series, the following information:

•	the specific designation of the shares of the series;

•	the consideration for which the shares of the series are to be issued;

•	the voting rights pertaining to shares of the series;

•	the rate and times at which, and the conditions, if any, under which dividends will be payable on shares of that series, and the status of those dividends as cumulative or non-cumulative and, if cumulative, the date or dates from which dividends shall be cumulative;

•	the price or prices, times, terms and conditions upon which the shares of the series may be redeemed;

•	the rights which the holders of shares of the series have in the event of our liquidation, dissolution, or upon distribution of our assets;

•	from time to time, whether to include the additional shares of preferred stock which we are authorized to issue in the series;

•	whether or not the shares of the series are convertible into or exchangeable for other securities of Energizer, including shares of our common stock or shares of any other series of our preferred stock, the price or prices or the rate or rates at which conversion or exchange may be made, and the terms and conditions upon which the conversion or exchange right may be exercised;

•	if a sinking fund will be provided for the purchase or redemption of shares of the series and, if so, to fix the terms and conditions of the sinking fund; and

•	any other preferences and rights, privileges and restrictions applicable to the series as may be permitted by law.

All shares of the same series of preferred stock will be identical and of equal rank except as to the times from which cumulative dividends, if any, on those shares will be cumulative. The shares of different series may differ, including as to rank, as may be provided in our articles of incorporation, or as may be fixed by our board of directors as described above. We may from time to time amend our articles of incorporation to increase or decrease the number of authorized shares of preferred stock.

Before we issue any shares of preferred stock of any series, a certificate setting forth a copy of the resolutions of the board of directors, fixing the voting power, designations, preferences, the relative, participating, optional or other rights, if any, and the qualifications, limitations and restrictions, if any, appertaining to the shares of preferred stock of such series, and the number of shares of preferred stock of such series, authorized by our board of directors to be issued will be made and filed in accordance with applicable law and set forth in the applicable prospectus supplement.

Voting Rights.  Except as indicated in the applicable prospectus supplement or other offering material and subject to provisions in our articles of incorporation relating to the rights of our common stock, the holders of voting preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to shareholders. Except as otherwise provided in the amendment to our articles of incorporation or the directors resolution that creates a specified class of preferred stock, the holders of common stock and the holders of all series of preferred stock will vote together as one class. In addition, currently under Missouri law, even if shares of a particular class or series of stock are not otherwise entitled to a vote on any matters submitted to the shareholders, amendments to the articles of incorporation which adversely affect those shares require a vote of the class or series of which such shares are a part, including amendments which would:

•	increase or decrease the aggregate number or par value of authorized shares of the class or series;

•	create a new class of shares having rights and preferences prior or superior to the shares of the class or series;

•	increase the rights and preferences, or the number of authorized shares, of any class having rights and preferences prior to or superior to the rights of the class or series; or

•	alter or change the powers, preferences or special rights of the shares of such class or series so as to affect such shares adversely.

Dividend Rights.  One or more series of preferred stock may be preferred as to payment of dividends over our common stock or any other stock ranking junior to the preferred stock as to dividends. In that case, before any dividends or distributions on our common stock or stock of junior rank, other than dividends or distributions payable in common stock, are declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates indicated in the applicable prospectus supplement. With respect to each series of preferred stock entitled to cumulative dividends, the dividends on each share of that series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series.

Rights upon Liquidation.  The preferred stock may have priority over common stock, or any other stock ranking junior to the preferred stock with respect to distribution of assets, as to our assets so that the holders of each series of preferred stock will be entitled to be paid, upon voluntary or involuntary liquidation, dissolution, or winding up, and before any distribution is made to the holders of common stock or stock of junior rank, the amount set forth in the applicable prospectus supplement. If upon any liquidation, dissolution or winding up, our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in an amount proportional to the full amounts to which the holders of each series are entitled.

Redemption.  All shares of any series of preferred stock will be redeemable, if at all, to the extent set forth in the prospectus supplement or other offering material relating to the series.

Conversion or Exchange.  Shares of any series of preferred stock will be convertible into or exchangeable for shares of common stock or preferred stock or other securities, if at all, to the extent set forth in the applicable prospectus supplement or other offering material.

Preemptive Rights.  No holder of shares of any series of preferred stock will have any preemptive or preferential rights to subscribe to or purchase shares of any class or series of stock, now or hereafter authorized, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any series, now or hereafter authorized.

A portion of our operations are conducted through our subsidiaries, and thus our ability to pay dividends on any series of preferred stock is dependent on their financial condition, results of operations, cash requirements and other related factors. Our subsidiaries may also be subject to restrictions on dividends and other distributions.

Depending upon the rights of holders of the preferred stock, an issuance of preferred stock could adversely affect holders of common stock by delaying or preventing a change of control of Energizer, making removal of the management of Energizer difficult, or restricting the payment of dividends and other distributions to the holders of common stock.

As described under “Description of Depositary Shares,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest, to be specified in the applicable prospectus supplement for the particular series of the preferred stock, in a share of the particular series of the preferred stock issued and deposited with a preferred stock depositary. All shares of preferred stock offered by this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

Certain Effects of Authorized but Unissued Stock

We may issue additional shares of common stock or preferred stock without shareholder approval, subject to applicable rules of the NYSE and Missouri law, for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions, and employee benefit plans and equity grants. The existence of unissued and unreserved common and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of Energizer by means of a proxy contest, tender offer, merger or otherwise. We will not solicit approval of our shareholders for issuance of common and preferred stock unless our board of directors believes that approval is advisable or is required by applicable stock exchange rules or Missouri law.

Common Stock Purchase Rights

The Energizer board of directors has declared a dividend distribution of one common stock purchase right for each outstanding share of our common stock. Each right entitles the registered holder to purchase, under certain circumstances, one share of common stock from Energizer at an initial exercise price of $150 per share, subject to adjustment in some circumstances.

The rights are attached to all shares of our common stock issued before the date on which the rights separate from the common stock with which they are associated, as described below. No separate certificates or book-entries evidencing the rights have been distributed or made. The terms of the rights are set forth in a Rights Agreement (the “Rights Agreement”) between Energizer and Continental Stock Transfer & Trust Company, as Rights Agent, dated March 16, 2000.

Until the rights separate from the shares of common stock, the rights will be evidenced by the shareholder’s physical stock certificates, and the transfer of shares of common stock will also be a transfer of the associated rights.

As soon as practicable after the rights separate from the shares of common stock, separate certificates (“Rights Certificates”) evidencing the rights will be mailed and, thereafter, the separate Rights Certificate alone will evidence the rights.

The rights will separate from the shares of common stock upon the earlier to occur of:

•	10 days following a public announcement that a person or group of persons has acquired ownership of 20% or more of the outstanding common stock; or

•	10 business days following the launch of a tender or exchange offer that would result in a person or group owning more than 20% of the outstanding common stock (our board of directors may extend this period if the actual acquisition of 20% or more of the common stock has not yet occurred).

However, the rights will not separate in the event of acquisitions of common stock by Energizer or any of its subsidiaries, or any employee benefit plan of Energizer Holdings, Inc. or any of its subsidiaries.

The rights are not exercisable until after they have separated from the shares of common stock with which they are associated. They will expire at the close of business on March 31, 2010, unless they are redeemed at an earlier time by the board of directors.

If a third party triggers a separation of the rights from the shares of common stock by acquiring beneficial ownership of 20% or more of the outstanding stock, each holder of a right (other than the party triggering the separation) will then be able to exercise the right to acquire a share of common stock at one-third of its then-current market price. Alternatively, the board of directors may elect, if the third party has not acquired over 50% of the outstanding common stock, to exchange each outstanding right (other than those held by the third party) for a share of common stock without any other payment of the exercise price.

If, at any time after the separation of the rights is triggered, (i) Energizer is acquired in a merger, statutory share exchange or other business combination in which Energizer is not the surviving corporation or (ii) 50% or more of Energizer’s assets or earning power is sold or transferred, each holder of a right will have the right to receive, upon exercise and payment of the exercise price, common stock of the acquiring company having a value equal to twice the exercise price. The exercise price payable, and the number of shares of common stock or other securities which will be issued, upon the exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock (i) upon the grant to holders of the common stock of certain rights or warrants to subscribe for or purchase common stock at a price, or securities convertible into common stock with a conversion price, less than the then current market price of the common stock, or (ii) upon the distribution to holders of the common stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in common stock) or of subscription rights or warrants (other than those referred to above).

No adjustments in the exercise price will be required unless, cumulatively, they would result in an adjustment of at least 1% to the exercise price. The board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right, at any time prior to the time that the rights separate from the shares of common stock. Upon redemption, the rights will terminate.

Until a right is exercised, the holder will have no rights as a shareholder of Energizer, including the right to vote or to receive dividends. All of the terms of the Rights Agreement may be amended by the board of directors prior to the time that the rights separate from the shares of common stock, for any reason the board deems appropriate. Prior to that time, the board of directors is also authorized, if it deems appropriate, to lower the threshold for causing the rights to separate, as long as the threshold is not lowered to less than 10% of the outstanding common stock or any percentage of the outstanding common stock then held by any shareholder.

After the rights separate, the terms of the Rights Agreement may be amended by the board in order to:

•	cure any ambiguity, defect or inconsistency;

•	make changes which do not adversely affect the interests of holders of the rights (other than the interests of any person triggering the separation); or

•	subject to certain limitations, shorten or lengthen any time period under the Rights Agreement.

The rights may have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Energizer on terms not approved by the board of directors. The rights should not interfere with any merger or other business combination approved by the board since the rights may be redeemed by Energizer prior to the time that the rights become exercisable.

Limitation on Liability of Directors; Indemnification

Our articles of incorporation limit the liability of our directors to Energizer and its shareholders to the fullest extent permitted by Missouri law. Our articles of incorporation provide that Energizer will indemnify each person (other than a party plaintiff suing on his or her own behalf or in the right of Energizer) who at any time is serving or has served as a director, officer, or employee of Energizer against any claim, liability or expense incurred as a result of such service, or as a result of any other service on behalf of Energizer, or service at the request of Energizer (which request need not be in writing) as a director, officer, employee, member, or agent of another corporation, partnership, joint venture, trust, trade or industry association, or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law. Without limiting the generality of the foregoing, Energizer will indemnify any such person (other than a party plaintiff suing on his or her behalf or in the right of Energizer), who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of Energizer) by reason of such service against expenses (including, without limitation, costs of investigation and attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. We have entered into indemnification contracts with our directors and officers. Pursuant to those agreements, we have agreed to indemnify the directors to the full extent authorized or permitted by the GBCL. The agreements also provide for the advancement of expenses of defending any civil or criminal action, claim, suit or proceeding against the director and for repayment of such expenses by the director if it is ultimately judicially determined that the director is not entitled to such indemnification.

The inclusion of these provisions in our articles of incorporation may have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter Energizer or its shareholders from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Energizer and its shareholders.

Anti-Takeover Provisions in the Energizer Articles of Incorporation and Bylaws

Some of the provisions in our articles of incorporation and bylaws, as well as our rights plan, and Missouri law could have the following effects, among others:

•	delaying, deferring or preventing a change in control of Energizer;

•	delaying, deferring or preventing the removal of our existing management or directors;

•	deterring potential acquirors from making an offer to our shareholders; and

•	limiting our shareholders’ opportunity to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirors.

The following is a summary of some of the provisions in our articles of incorporation and bylaws that could have the effects described above.

Supermajority Voting Requirements for Certain Business Combinations.  Our articles of incorporation contain a restriction on transactions defined as “business combinations.” No business combination may be consummated without first being approved by the affirmative vote of two-thirds of our then outstanding voting stock and a majority of the voting stock of shares not owned by a substantial shareholder (as described below). This approval requirement is in addition to any other requirement of law, our articles of incorporation and our bylaws. This approval requirement does not apply to a business combination that:

•	has been approved by a majority of our continuing directors, which generally include our directors who were members of the Board of Directors prior to the time that any substantial shareholder (as described below) became a substantial shareholder and any successors of such members who are designated as continuing directors by a majority of our then continuing directors; or

•	the consideration paid in the transaction is higher than the greater of the fair market value (as defined in our articles) of the shares and the highest price per share paid by the substantial shareholder.

Our articles of incorporation generally define a “business combination” as:

•	any merger or consolidation of us or any subsidiary of us with any substantial shareholder or with any other person that, after such merger or consolidation, would be a substantial shareholder, regardless of which entity survives;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or in a series of transactions) to or with any substantial shareholder, of any our assets, including those of our subsidiaries, that have an aggregate fair market value of more than twenty percent of the book value of the total assets of Energizer as shown on its consolidated balance sheet as of the end of the calendar quarter immediately preceding any such transaction;

•	the adoption of any plan or proposal for the liquidation or dissolution of Energizer proposed by or on behalf of a substantial shareholder;

•	the acquisition by Energizer of any securities of any substantial shareholder;

•	any transaction involving the Energizer including the issuance or transfer of any securities of, any reclassification of securities of, or any recapitalization of Energizer or any merger or consolidation of the Energizer with any of its subsidiaries (whether or not involving a substantial shareholder), if the transaction would have the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Energizer beneficially owned by a substantial shareholder; or

•	any agreement, contract or other arrangement entered into by Energizer providing for any of the transactions described in the definition of business combination.

Our articles of incorporation define a “substantial shareholder” as any individual or entity which, together with its affiliates and associates, is the beneficial owner of shares of voting stock constituting in the aggregate twenty percent or more of the outstanding voting stock.

Other Supermajority Voting Requirements.  Generally, all matters on which shareholders vote must be approved by a majority of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. However, in addition to the supermajority requirement for certain business combinations discussed above, Energizer’s articles of incorporation also contain other supermajority requirements, including:

•	a requirement that the vote of two-thirds of the outstanding shares of common stock (and any other voting shares that may be outstanding) is required to remove a director for cause; and

•	a requirement that any amendment or repeal of specified provisions of Energizer’s articles of incorporation (including these supermajority requirements and provisions relating to directors and amendment of our bylaws) must be approved by at least two-thirds of the outstanding shares of our common stock (and any other voting shares that may be outstanding).

Classified Board of Directors.  Our articles of incorporation and bylaws provide that our board of directors will be divided into three classes of directors serving staggered three-year terms. Each class, to the extent possible, will be equal in number. The size of our board of directors will not be less than six nor more than fifteen and our board of directors can amend the number of directors by majority vote. Each class holds office until the third annual shareholders’ meeting for election of directors following the most recent election of such class.

Directors, and Not Shareholders, Fix the Size of the Board of Directors.  Our articles of incorporation and bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board of directors, but in no event will it consist of less than six nor more than fifteen directors. In accordance with our bylaws, our board of directors has fixed the number of directors at eleven.

Directors are Removed for Cause Only.  Missouri law provides that, unless a corporation’s articles of incorporation provide otherwise, the holders of a majority of the corporation’s voting stock may remove any director from office. Our articles of incorporation provide that shareholders may remove a director only “for cause” and with the approval of the holders of two-thirds of Energizer’s voting stock.

Board Vacancies to Be Filled by Remaining Directors and Not Shareholders.  Any vacancy created by any reason prior to the expiration of the term in which the vacancy occurs will by filled by a majority of the remaining directors, even if less than a quorum. A director elected to fill a vacancy will be elected for the unexpired term of his predecessor.

Shareholders May Only Act by Written Consent Upon Unanimous Written Consent.  Under our bylaws and Missouri law, shareholder action by written consent must be unanimous.

No Special Meetings Called by Shareholders.  Our bylaws provide that special meetings may only be called by the chairman of our board of directors, our president, or a majority of our board of directors. Only such business will be conducted, and only such proposals acted upon, as are specified in the notice of the special meeting.

Advance Notice for Shareholder Proposals.  Our bylaws contain provisions requiring that advance notice be delivered to Energizer of any business to be brought by a shareholder before an annual meeting and providing for procedures to be followed by shareholders in nominating persons for election to our board of directors. Ordinarily, the shareholder must give notice not less than 90 days nor more than 120 days prior to the date of the annual meeting; provided, however, that in the event that the date of the meeting is more than 30 days before or more than 60 days after such date, notice by the shareholder must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the seventh day following the day on which such notice of the date of the meeting was mailed or on which such public notice was given. The notice must include a description of the proposal, the reasons for the proposal, and other specified matters. Our board of directors may reject any proposals that have not followed these procedures or that are not a proper subject for shareholder action in accordance with the provisions of applicable law.

Missouri Statutory Provisions

Missouri law also contains certain provisions which may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us, including control share acquisition and business combination statutes.

Business Combination Statute.  Missouri law contains a “business combination statute” which restricts certain “business combinations” between us and an “interested shareholder,” or affiliates of the interested shareholder, for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either such transaction or the interested shareholder’s acquisition of stock is approved by our board on or before the date the interested shareholder obtains such status.

The statute also prohibits business combinations after the five-year period following the transaction in which the person becomes an interested shareholder unless the business combination or purchase of stock prior to becoming an interested shareholder is approved by our board prior to the date the interested shareholder obtains such status.

The statute also provides that, after the expiration of such five-year period, business combinations are prohibited unless:

•	the holders of a majority of the outstanding voting stock, other than the stock owned by the interested shareholder, or any affiliate or associate of such interested shareholder, approve the business combination; or

•	the business combination satisfies certain detailed fairness and procedural requirements.

A “business combination” for this purpose includes a merger or consolidation, some sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and any reclassifications or recapitalizations that generally increase the proportionate voting power of the interested shareholder. An “interested shareholder” for this purpose generally means any person who, together with his or her affiliates and associates, owns or controls 20% or more of the outstanding shares of the corporation’s voting stock.

A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. We have not done so.

The business combination statute may make it more difficult for a 20% beneficial owner to effect other transactions with us and may encourage persons that seek to acquire us to negotiate with our board prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which shareholders may otherwise deem to be in their best interest.

Control Share Acquisition Statute.  Missouri also has a “control share acquisition statute.” This statute may limit the rights of a shareholder to vote some or all of his shares. Generally, a shareholder whose acquisition of shares results in that shareholder having voting power, when added to the shares previously held by him, to exercise or direct the exercise of more than a specified percentage of our outstanding stock (beginning at 20%), will lose the right to vote some or all of his shares in excess of such percentage unless the shareholders approve the acquisition of such shares.

In order for the shareholders to grant approval, the acquiring shareholder must meet disclosure requirements specified in the statute. In addition, a majority of the outstanding shares entitled to vote must approve the acquisition. Furthermore, a majority of the outstanding shares entitled to vote, but excluding all “interested shares,” such as shares held by the acquiring shareholder or employee directors and officers, must approve the acquisition.

Not all acquisitions of shares constitute control share acquisitions. The following acquisitions do not constitute control share acquisitions:

•	good faith gifts;

•	transfers in accordance with wills or the laws of descent and distribution;

•	purchases made in connection with an issuance by us;

•	purchases by any compensation or benefit plan;

•	the conversion of debt securities;

•	acquisitions pursuant to a binding contract whereby the holders of shares representing at least two-thirds of our voting power agree to sell their shares to the acquirer, provided that such holders act simultaneously and the transaction is not pursuant to or in connection with a tender offer;

•	acquisitions pursuant to the satisfaction of some pledges or other security interests created in good faith;

•	mergers involving us which satisfy other specified requirements of the General and Business Corporation Law of Missouri;

•	transactions with a person who owned a majority of our voting power within the prior year; or

•	purchases from a person who previously satisfied the requirements of the control share statute, so long as the acquiring person does not have voting power after the ownership in a different ownership range than the selling shareholder prior to the sale.

Takeover Bid Disclosure Statute.  Missouri’s “takeover bid disclosure statute” requires that, under some circumstances, before making a tender offer that would result in the offeror acquiring control of us, the offeror must file certain disclosure materials with the Commissioner of the Missouri Department of Securities.

DESCRIPTION OF DEPOSITARY SHARES

The description of certain provisions of any deposit agreement and any related depositary shares and depositary receipts in this prospectus and in any prospectus supplement are summaries of the material provisions of that deposit agreement and of the depositary shares and depositary receipts. These descriptions do not restate those agreements and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as a holder of the depositary shares. For more information, please review the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock, which will be filed with the SEC promptly after the offering of that series of preferred stock and will be available as described under the heading “Where You Can Find More Information.”

General

We may elect to have shares of preferred stock represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company that we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preferred stock depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

A holder of depositary shares will be entitled to receive the shares of preferred stock, but only in whole shares of preferred stock, underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion, to the extent possible, to the number of depositary shares owned by those holders. The depositary, however, will distribute only the amount that can be distributed without attributing to any depositary share a fraction of one cent, and any undistributed balance will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

If there is a distribution other than in cash in respect of the preferred stock, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such a distribution. In that case, the preferred stock depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.

The amount distributed in any of the above cases will be reduced by any amount we or the preferred stock depositary are required to withhold on account of taxes.

Conversion and Exchange

If any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts pursuant to those provisions.

Redemption of Depositary Shares

If any series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the preferred stock held by the preferred stock depositary. Whenever we redeem a share of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price. Any funds that we deposit with the preferred stock depositary relating to depositary shares which are not redeemed by the holders of the depositary shares will be returned to us after a period of two years from the date the funds are deposited by us.

Voting

Upon receipt of notice of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the preferred stock, may then instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares. The preferred stock depositary will try to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preferred stock depositary deems necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the preferred stock to the extent that it does not receive specific written instructions from holders of depositary receipts representing the preferred stock.

Record Date

Subject to the provisions of the deposit agreement, whenever:

•	any cash dividend or other cash distribution becomes payable;

•	any distribution other than cash is made;

•	any rights, preferences or privileges are offered with respect to the preferred stock;

•	the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice; or

•	the preferred stock depositary receives notice of the mandatory conversion of or any election by us to call for the redemption of any preferred stock, the preferred stock depositary will in each instance fix a record date, which will be the same as the record date for the preferred stock, for the determination of the holders of depositary receipts:

•	who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale, or

•	who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the preferred stock depositary, upon payment of any unpaid amount due the preferred stock depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced by the depositary receipts is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by the depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock that are withdrawn will not be entitled to deposit the shares that have been withdrawn under the deposit agreement or to receive depositary receipts.

Amendment and Termination of the Deposit Agreement

We and the preferred stock depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preferred stock depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preferred stock has been made to the holders of the depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary

We will pay all charges of the preferred stock depositary including charges in connection with the initial deposit of the preferred stock, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which preference stock is entitled to vote, withdrawals of the preferred stock by the holders of depositary receipts or redemption or conversion of the preferred stock, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.

Miscellaneous

Neither we nor the preferred stock depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.

The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preferred stock depositary and the successor depositary has not accepted its appointment within 60 days after the preferred stock depositary delivered a resignation notice to us, the preferred stock depositary may terminate the deposit agreement. See “— Amendment and Termination of the Deposit Agreement” above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase common stock, preferred stock or other securities described in this prospectus. We may issue warrants independently or as part of a unit with other securities. Warrants sold with other securities as a unit may be attached to or separate from the other securities. We will issue warrants under separate warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement.

The prospectus supplement relating to any warrants we are offering will describe specific terms relating to the offering, including a description of any other securities sold together with the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	terms relating to the currency or currencies, in which the prices of the warrants may be payable;

•	the designation, number and terms common stock, preferred stock or other securities or rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants, including any provisions for changes or adjustments to the exercise price, and terms relating to the currency in which such price is payable;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued as a unit;

•	if the warrants are issued as a unit with another security, the date on or after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, terms relating to the currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; any terms relating to the modification of the warrants;

•	a discussion of material federal income tax considerations, if applicable; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

The applicable prospectus supplement will describe the specific terms of any warrant units.

The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the warrants or any warrant units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of warrants or warrant units and will be available as described under the heading “Where You Can Find More Information.”

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number or amount of shares of our common stock, preferred stock, depositary shares, rights, or warrants at a future date or dates. The price per equity security and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula stated in the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts. The payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement.

The prospectus supplement relating to any purchase contracts we are offering will describe the material terms of the purchase contracts and any applicable pledge or depository arrangements, including one or more of the following:

•	the stated amount a holder will be obligated to pay in order to purchase our common stock, preferred stock, depositary shares, rights, or warrants or the formula to determine such amount;

•	the settlement date or dates on which the holder will be obligated to purchase the securities. The prospectus supplement will specify whether certain events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur;

•	the events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate;

•	the settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that we will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of a purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. If a formula is specified, it may be based on the market price of such securities over a specified period or it may be based on some other reference statistic. Purchase contracts may include anti-dilution provisions to adjust the number of securities to be delivered upon the occurrence of specified events;

•	whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be our depositary shares, preferred securities, common stock, warrants, rights, or government securities;

•	the terms of any pledge arrangement relating to any underlying securities; or

•	the amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the date or dates on which the contract fee will be payable and the extent to which we or the holder, as applicable, may defer payment of the contract fee on those payment dates. The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.

The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the purchase contracts. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of purchase contracts or purchase contract units and will be available as described under the heading “Where You Can Find More Information.”

DESCRIPTION OF RIGHTS

We may issue rights to purchase common stock, preferred stock, depositary shares, purchase contracts, or warrants. These rights may be issued independently or together with any other security and may or may not be transferable by the person receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights.

The applicable prospectus supplement will describe the specific terms of any offering of rights for which this prospectus is being delivered, including the following:

•	the date of determining the shareholders entitled to the rights distribution;

•	the number of rights issued or to be issued to each shareholder;

•	the exercise price payable for each share of common stock, preferred stock, depositary shares, purchase contracts, or warrants upon the exercise of the rights;

•	the number and terms of the shares of common stock, preferred stock, depositary shares, purchase contracts, or warrants which may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including the terms, procedures, conditions, and limitations relating to the exchange and exercise of the rights.

The descriptions of the rights and any applicable underlying security in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find More Information.”

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define many of your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

We or any selling security holder may sell any of the securities being offered by this prospectus in any one or more of the following ways from time to time:

•	through agents or dealers;

•	to or through underwriters;

•	directly by us or by any selling security holder to purchasers; or

•	through a combination of any of these methods.

We will describe the details of any such offering and the plan of distribution for any securities offering by us or any selling security holder in a prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Gayle G. Stratmann, Vice President and General Counsel of Energizer, will issue an opinion about the validity of the securities. We pay Ms. Stratmann a salary and a bonus and she is a participant in various employee benefit plans offered by Energizer and owns and has options to purchase shares of our common stock. Unless otherwise indicated in the applicable prospectus supplement, Bryan Cave LLP, St. Louis, Missouri, is also representing us in connection with some of the aspects of the applicable offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the year ended September 30, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

9,500,000 shares of common stock of Energizer Holdings, Inc.

Prospectus supplement

Joint book-running managers

J.P.Morgan Merrill Lynch & Co. Deutsche Bank Securities

Co-managers

Goldman, Sachs & Co.	Moelis & Company

Mitsubishi UFJ Securities	SunTrust Robinson Humphrey

          , 2009

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering. We are not, and the underwriters are not, making an offer of these securities or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering is accurate on any date subsequent to the date set forth on the front of this prospectus supplement, the date of the document incorporated by reference, or the date of any such free writing prospectus, as the case may be, even though this prospectus supplement, the accompanying prospectus or any free writing prospectus is delivered or securities are sold on a later date.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.